                                                  PURSUANT TO RULE NO. 424(b)(5)
                                                  FILE NO. 333-59181

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 28, 1998)

                                 $500,000,000
                        Pitney Bowes Credit Corporation

                          Medium-Term Notes, Series D

   Pitney Bowes Credit Corporation may use this prospectus supplement to offer the notes from time to time.

   The following terms may apply to the notes. The final terms of each note will be described in a pricing supplement.

   .They may have maturities of nine months or more.

  . They will not be redeemable by us or repayable at the option of the holder, unless the pricing supplement states otherwise.

   .They may be denominated in U.S. dollars or in a foreign currency or composite currency.

  . They may bear interest at a fixed or floating interest rate, may be issued at a discount and may be zero coupon notes that do not bear interest. Floating interest rates may be based on any of the following formulas:

     --commercial paper rate         --LIBOR
     --prime rate                    --treasury rate
     --CD rate                       --CMT rate
     --federal funds effective rate  --another rate specified in the pricing supplement

   .They may be issued as indexed notes.

   .They may be issued in certificated or book-entry form.

  . Interest will be paid on fixed rate notes on February 1 and August 1 of each year and at maturity, unless otherwise specified in a pricing supplement.

   .Interest will be paid on floating rate notes on dates determined at the time of issuance.

   .They will be issued in minimum denominations of $1,000 and multiples of $1,000.

  . They will have an aggregate initial offering price not greater than $500,000,000 or any greater or lesser amount that PBCC may specify from time to time in a pricing supplement.

  . They will be offered from time to time on a reasonable best efforts basis by the agents named below on behalf of PBCC. In addition, the agents may purchase notes from PBCC for resale to investors, and PBCC may sell notes directly to investors on its own behalf where legally permitted.

   PBCC will receive between $499,375,000 and $496,250,000 of the proceeds from the sale of the notes after paying the agents' commissions of between $625,000 and $3,750,000 and before deducting the expenses of the offering of the notes estimated by PBCC at $200,000. The exact proceeds to PBCC will be set at the time of issuance. PBCC does not expect that any of the notes will be listed on a securities exchange, and a market for the notes may not develop.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

Salomon Smith Barney
                  Banc of America Securities LLC
                                         Bear, Stearns & Co. Inc.
                                                              J.P. Morgan & Co.

August 30, 1999

                               TABLE OF CONTENTS

       Prospectus Supplement         Page
       ---------------------         ----
Ratio of Earnings from Continuing
 Operations to Fixed Charges.......   S-3
Description of Notes We May Offer..   S-3
Risks Relating to Indexed Notes....  S-23
Foreign Currency Risks.............  S-25
United States Federal Taxation.....  S-26
Supplemental Plan of Distribution..  S-33
Validity of Notes..................  S-35
Experts............................  S-35

            Prospectus              Page
            ----------              ----
Available Information..............   2
Incorporation of Certain Documents
 by Reference......................   2
The Company........................   3
Use of Proceeds and Funding
 Policy............................   4
Ratio of Earnings to Fixed
 Charges...........................   5
Description of Debt Securities.....   5
Plan of Distribution...............  12
Validity of Debt Securities........  13
Experts............................  14

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. PBCC has not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. PBCC is offering to sell the notes and seeking offers to buy the notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the date of the accompanying prospectus, regardless of the time of delivery of this prospectus supplement or any sale of the notes.

         RATIO OF EARNINGS FROM CONTINUING OPERATIONS TO FIXED CHARGES

   The following table presents the ratio of our earnings from continuing operations to fixed charges, for the periods indicated:

   Six months ended                     Years ended December 31,
   ----------------         ------------------------------------------------------------------------------
    June 30, 1999           1998             1997             1996             1995             1994
    -------------           ----             ----             ----             ----             ----
         2.82               2.96             2.43             2.35             2.14             2.49

   In computing the ratio of earnings from continuing operations to fixed charges, earnings have been calculated by adding to earnings before income taxes the amount of fixed charges. Fixed charges consist of interest on debt and a portion of net rental expense deemed to represent interest.

   Due to the disposition of the operations, employees and substantially all assets of Colonial Pacific Leasing Corporation during 1998, CPLC has been accounted for as discontinued operations on our income statement for the year ended December 31, 1998. Due to the adoption on June 30, 1999 of a formal plan to dispose of Atlantic Mortgage & Investment Corporation, AMIC has been accounted for as discontinued operations on our income statements for the three months and six months ended June 30, 1999. Because of these two events, prior years' income statements have been restated to conform to the presentation for the current year. Earnings and interest expense attributable to CPLC and AMIC are excluded from the calculation of earnings from continuing operations as presented above. See the consolidated financial statements and note 2 to the consolidated financial statements in our Current Report on Form 8-K dated August 27, 1999 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, which are incorporated by reference in the accompanying prospectus, for more information about the disposition of CPLC and the adoption of a plan to dispose of AMIC.

                       DESCRIPTION OF NOTES WE MAY OFFER

   This section is a summary of the material terms that are common to the particular debt securities offered here, referred to as notes. This summary supplements, and is qualified by reference to, the description of the general terms and provisions of the debt securities in the prospectus that is attached to the back of this prospectus supplement. However, if any particular term of notes described here is inconsistent with any general terms described in the prospectus, the particular term will control.

   When we issue any particular note or notes, we will specify their particular terms in a pricing supplement to this prospectus supplement. The terms of any particular notes may be different from or in addition to the terms summarized here. The interest-related information described here or in the accompanying prospectus does not apply to zero coupon notes, which are described below.

   In this section, we use some terms that have been given special meaning in the indenture or the notes or explained in the accompanying prospectus. We describe meaning for only the more important terms.

   When we say "holders" in this section, we mean those who own notes registered in their own names and not those who own beneficial interests in notes registered in "street name" or in notes represented by a global note or notes issued in book-entry form through the depositary. Owners of beneficial interests in the notes should read the subsection below entitled "--Book-entry system" and the subsection entitled "Description of Debt Securities--Book-Entry System" in the prospectus for information about procedures applicable to indirect beneficial interests in notes.

   The notes constitute a single series of debt securities under the indenture, dated as of July 31, 1999 between us and SunTrust Bank, Atlanta, as trustee. We explain what the indenture is on page 6 of the prospectus. The notes are limited in their aggregate principal amount to $500,000,000, less an amount equal to the aggregate principal amount of any other debt securities we may issue from time to time, including any other series of

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medium-term notes. We may increase this limit, if in the future we determine that we may want to sell additional notes. For a description of the rights attached to different series of debt securities under the indenture, see "Description of Debt Securities" in the prospectus.

Stated maturity and maturity

   The day on which the principal amount of your note is scheduled to become due and payable is called the "stated maturity" of the principal, which is a date 9 months or more from the issuance date of the note. This date will be specified on the face of the note and in the pricing supplement relating to the note. The principal may become due and payable sooner, by reason of redemption, acceleration after a default or otherwise. The day on which the principal actually becomes due and payable, whether at the stated maturity or earlier, is called the "maturity" of the principal.

   We also use the terms "stated maturity" and "maturity" to refer to the dates when other payments become due and payable. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the stated maturity of that installment. When we refer to the stated maturity or the maturity of a note without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Currency of notes

   Amounts that become due and payable on your note will be payable in a currency, including any composite currency, specified on the face of the note and in the related pricing supplement. This specified currency may be U.S. dollars or any other currency or composite currency, including euro. In some cases, a note may have different specified currencies for principal and interest. You will have to pay for your notes by delivering the requisite amount of the specified currency for the principal to an agent named in the related pricing agreement, unless other arrangements have been made between us or between you and that agent. We will make payments on your notes in the applicable specified currency, except as otherwise described here under "-- Payment of principal and interest".

Euro

   What is euro? Euro, in which the notes may be denominated, is the single currency which was introduced as of January 1, 1999 at the start of the third stage of European Economic and Monetary Union under the Treaty on European Union of February 1992, which is also known as the Maastricht Treaty. At January 1, 1999, the euro became the legal currency for the 11 member states participating in European Economic and Monetary Union. Each national currency of these 11 member states will continue to be legal tender in its state during a transition period from January 1, 1999 to December 31, 2001 and for a maximum of six months after December 31, 2001, but the 11 national currencies are now sub-units of the euro, with the conversion rates among these currencies irrevocably fixed as of December 31, 1998.

Types of notes

   We will issue two main types of notes, which are distinguishable by the manner in which they bear interest:

  . Fixed rate notes. A note of this type will bear interest at a fixed rate described in the applicable pricing supplement. This type includes zero coupon notes, which bear no interest and are instead issued at a price lower than the principal amount.

  . Floating rate notes. A note of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier, and there may be a minimum rate or a maximum rate. The various interest rate formulas, including the commercial paper rate, the prime rate, LIBOR, the treasury rate, the CD rate, the federal funds rate, and the CMT rate, and other features are described below in "--Interest rates of notes--Floating rate notes". If your note is a floating rate note, the particular formula and any adjustments that apply to the interest rate for your note will be specified or described in your pricing supplement.

   The notes may also be distinguished by the prices at which they are originally issued or by the fact that the amounts payable on them at maturity or otherwise will depend on variable factors. There are three types:

  . Original issue discount notes. A note of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. A note issued at a discount to its principal amount may, for U.S. federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration. See "United States federal taxation--Original issue discount" below for further information about tax consequences of an investment in original issue discount notes. An original issue discount note may be a zero coupon note or may bear interest at a fixed or floating rate.

  . Indexed notes. A note of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to a currency exchange rate, composite currency, commodity price or any other financial or non-financial index described in your pricing supplement. If you are a holder of an indexed note, you may receive a principal amount at maturity that is greater than or less than the face amount of your note depending upon the value of the applicable index at maturity. That value may fluctuate over time. If you purchase an indexed note, your pricing supplement will include information about the relevant index and about how amounts to become payable will be determined by reference to that index. You should read carefully that information and the section below entitled "Risks relating to indexed notes".

  . Amortizing notes. If you are a holder of an amortizing note, you will receive payments of principal and interest in installments over the life of the notes. Unless otherwise specified in your pricing supplement, interest on each amortizing note will be computed on the basis of a 360-day year of twelve 30-day months. Payments on amortizing notes will be applied first to interest due and payable and then to the reduction of the unpaid principal amount. Further information concerning additional terms of amortizing notes will be specified in your pricing supplement, including a table of repayment information for the amortizing notes.

   We may also issue notes whose maturity may be extended or which may be renewed, as discussed below:

  . Extension of maturity. An applicable pricing supplement will indicate whether we have the option to extend the stated maturity of any note, other than an amortizing note, for one or more periods up to but not beyond a date specified in the pricing supplement. If we have this option, the pricing supplement will describe the procedures relating to it.

  . Renewable notes. An applicable pricing supplement will indicate whether any note, other than an amortizing note, will mature unless the term of all or any portion of the note is renewed as described in the pricing supplement.

Denomination of notes

   Unless we specify differently in the pricing supplement relating to your note, the denomination of your note will be $1,000 and integral multiples of $1,000 above that. If your note is denominated in a specified currency other than U.S. dollars, the denomination of the note should be in an amount of the specified currency for the note equivalent to at least $1,000 and the other denomination or denominations greater than the equivalent of $1,000 that will be indicated in the applicable pricing supplement.

Redemption and repayment

   Unless otherwise specified in your pricing supplement, we will not provide any sinking fund for your note.

   Unless the applicable pricing supplement specifies a redemption commencement date, on which we may redeem a note, or a repayment date, on which a note may be repayable at the option of the holder, the notes will not be redeemable by us or repayable at the option of the holder before their stated maturity.

   If your pricing supplement specifies a redemption commencement date or repayment date, your pricing supplement will also specify one or more redemption or repayment prices, expressed as a percentage of the principal amount of your note, and the redemption or repayment period or periods during which the redemption prices or repayment prices will apply. If your note is redeemable at our option or repayable at the option of the holder, as specified in your pricing supplement, it will be redeemable or repayable only at any time on or after the specified redemption commencement date or repayment date for a limited period, as specified in your pricing supplement, at the specified redemption price or repayment price applicable to the redemption period or repayment period for your note together with interest accrued to the redemption date or repayment date.

   If we redeem less than the entire principal amount of a note, the principal amount of the note that remains outstanding after the redemption must be an authorized denomination for the notes and must not be less than the minimum authorized denomination. If we redeem less than all the notes that have the same term to maturity, the trustee will select the notes to be redeemed by a method that the trustee considers fair and appropriate.

   If a note represented by a global note is repayable at the holder's option, only the depositary or its nominee, as the holder, can exercise the repayment option. Any indirect beneficial owners who own beneficial interests in the global note and wish to exercise a repayment option must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment option on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

   Street name and other indirect beneficial owners should contact their banks or brokers for information about how to exercise a repayment option in a timely manner.

   All instructions given by indirect beneficial owners to their banks or brokers to exercise a repayment option will be irrevocable. In addition, at the time any indirect beneficial owner gives instructions to exercise a repayment option, the indirect beneficial owner must cause the bank or broker through which he or she owns an interest in the global note to transfer the bank's or broker's interest in the global note, on the depositary's records, to the trustee.

   If the option of the holder to elect repayment as described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, we will comply with Rule 14e-1 as then in effect to the extent applicable.

   We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

 Whether the defeasance provisions apply

   Unless otherwise specified in the applicable pricing supplement, the full defeasance and covenant defeasance provisions of the indenture described under "--Defeasance and Discharge" and "--Defeasance of Certain Covenants" in the prospectus will apply to the notes.

   Under current federal income tax law, full defeasance and discharge of our payment obligations with respect to the notes would be treated as a taxable exchange of the notes for an issue of obligations of the defeasance trust or a direct interest in the cash and securities deposited in the trust. In that case, indirect beneficial owners of the notes would recognize gain or loss as if these owners had actually received the trust obligations or the cash or securities deposited, as the case may be, in exchange for their notes. After that, indirect beneficial owners would be required to include in income an amount that might be different from what would be includible in the absence of full defeasance and discharge. We may only effect full defeasance if we deliver to the trustee an opinion of counsel with respect to the tax consequences to the holders of the defeasance, as discussed under "-- Defeasance and Discharge" in the prospectus.

   Under current federal income tax law, unless accompanied by other changes in the terms of the notes, covenant defeasance would not be treated as a taxable exchange. The applicable pricing supplement will specify whether we are required to deliver to the trustee an opinion of counsel with respect to the tax consequences of covenant defeasance before we may effect covenant defeasance, as discussed under""--Defeasance of Certain Covenants" in the prospectus.

            INFORMATION TO BE CONTAINED IN YOUR PRICING SUPPLEMENT

   The pricing supplement relating to your note will describe the following terms:

  . the specified currency with respect to your note and, if the specified currency is other than U.S. dollars, specified other terms relating to your note, including the authorized denominations and the exchange rate agent which will determine the relevant exchange rate;

  . the price, expressed as a percentage of the aggregate principal amount of the notes to which the pricing supplement relates, at which your note will be issued;

  . the date on which your note will be issued;

  . the date on which your note will mature;

  . whether your note is a fixed rate note or a floating rate note;

  . if your note is a fixed rate note, the annual rate at which the note will bear interest, if any, and the interest payment date or dates, if different from those specified below;

  . if your note is a floating rate note, the interest rate basis for each floating rate note and, if applicable, the calculation agent, the index maturity, the spread or spread multiplier, the maximum rate, the minimum rate, the initial interest rate, the interest payment dates, the regular record dates, the calculation date, the interest determination date and the interest reset date, all as described below, with respect to the floating rate note;

  . whether your note is an original issue discount note, and if so, the yield to maturity;

  . whether your note is an indexed note, and if so, the principal amount of the note payable at stated maturity, or the amount of interest payable on an interest payment date, as determined by reference to the applicable index, in addition to other information relating to the indexed note;

  . whether your note is an amortizing note, and if so, repayment information with respect to installments of principal and interest;

  . whether your note may be redeemed at our option, or repaid at your option, before the stated maturity and, if so, the provisions relating to redemption or repayment;

  . whether we have the option to extend the stated maturity of your note, as described under "--Extension of maturity" above;

  . whether your note is a renewable note, as described under "--Renewable notes" above;

  . whether your note will be initially represented by a global note in book-entry form or issued as a physical note in certificated form; and

  . any other terms of your note consistent with the provisions of the indenture.

   If a note is issued as a physical note in certificated form, it may be presented for registration of transfer or exchange at the corporate trust office of the trustee in Atlanta, Georgia. You will not have to pay any service charge for registration of transfer or exchange of any physical note in certificated form, but we may require you to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the transfer or exchange.

                            INTEREST RATES OF NOTES

   Interest rates offered by us on the notes may differ depending upon, among other things, the aggregate principal amount of notes purchased in any single transaction. We may change interest rates or formulas and other terms of notes from time to time, but any change of this kind will not affect any note already issued or as to which we have accepted an offer to purchase.

Fixed rate notes

   Each fixed rate note, except any zero coupon note, will bear interest from and including its date of issue or from and including the most recent payment date to which interest on the note has been paid or duly provided for. Interest will accrue on the principal of a fixed rate note at the fixed annual rate stated on the face of the note and in the applicable pricing supplement until the principal is paid or made available for payment. Unless otherwise specified in the applicable pricing supplement, interest on each fixed rate note will be payable semiannually each February 1 and August 1, which we call the "interest payment dates", and at maturity or upon earlier redemption or repayment. Each payment of interest due on an interest payment date will include interest accrued to but excluding that interest payment date. Unless otherwise indicated in the applicable pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months. We will pay interest on each interest payment date and at maturity or upon earlier redemption or repayment as specified below under "--Payment of principal and interest".

Floating rate notes

   Each floating rate note will bear interest from and including its date of issue or from and including the most recent date to which interest on the note has been paid or provided for. Interest will accrue on the principal of a floating rate note at the annual rate determined according to the interest rate formula stated in the note and in the applicable pricing supplement until the principal is paid or made available for payment. We will pay interest on each interest payment date and at maturity as specified below in the subsection entitled "--Payment of principal and interest".

   Interest rate basis. We currently expect to issue floating rate notes that bear interest at a rate based on one or more of the following base rates:

  . the commercial paper rate

  . the prime rate

  . LIBOR

  . the treasury rate

  . the CD rate

  . the federal funds rate

  . the CMT rate

  . any other interest rate basis or formula that may be agreed to by us and the purchaser of a note and stated in the applicable pricing supplement.

   In some cases, the base interest rate for a floating rate note may be adjusted by adding or subtracting a number of basis points, which we call a "spread", or multiplying the base interest rate by a percentage, which we call a "spread multiplier". Your pricing supplement will specify any spread or spread multiplier applicable to your note.

   The base rate, whether or not adjusted, may also be limited by a maximum rate, a minimum rate or both. In addition, a floating rate note may bear interest at the lowest or highest or average of two or more interest rate formulas. If you purchase a floating rate note, your pricing supplement will indicate your base rate and whether any of these other features applies and, if so, what they are.

   Whether or not a maximum rate applies, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application. Under present New York law, the maximum rate of interest is 25% annually on a simple interest basis, with some exceptions. The limit does not apply to floating rate notes in which $2,500,000 or more has been invested.

   The notes, including any zero coupon note, may be issued with original issue discount as defined for United States federal income tax purposes. Holders of notes issued with original issue discount may be required to include amounts of accrued interest in gross income for federal income tax purposes before receiving the cash to which that income is attributable. See "United States federal taxation--U.S. holders--Original issue discount" for further information about the federal income tax consequences of an investment in notes issued with original issue discount.

   Interest reset dates. The rate of interest on each floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually or annually on a date called an "interest reset date", as specified in the applicable pricing supplement. The interest reset date will be:

  . for floating rate notes that reset daily, each "market day", as defined in the second paragraph after this one;

  . for floating rate notes, other than treasury rate notes, that reset weekly, the Wednesday of each week;

  . for treasury rate notes that reset weekly, the Tuesday of each week, except as provided below;

  . for floating rate notes that reset monthly, the third Wednesday of each month;

  . for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December;

  . for floating rate notes that reset semi-annually, the third Wednesday of two months of each year as specified in the applicable pricing supplement; and

  . for floating rate notes that reset annually, the third Wednesday of one month of each year as specified in the applicable pricing supplement.

   However, the interest rate in effect from the date of issue to the first interest reset date for a floating rate note will be the initial interest rate specified in the applicable pricing supplement. We refer to this rate as the "initial interest rate".

   If any interest reset date for any floating rate note would otherwise be a day that is not a market day for the floating rate note, the interest reset date for the floating rate note will be postponed to the next day that is a market day for the floating rate note. However, in the case of a LIBOR note, if the next market day is in the next succeeding calendar month, the interest reset date will be the immediately preceding market day.

   When we say "market day", we mean:

  . with respect to any note, unless otherwise provided in this definition, any day that is a "business day", as defined in the next sentence, in The City of New York;

  . with respect to LIBOR notes only, any business day in The City of New
    York that is also a "London business day", as defined in the second sentence after this one;

  . with respect to notes denominated in a specified currency other than U.S.
    dollars or euro only, any day that is a business day both in The City of New York and in the principal financial center in the country of the specified currency; and

  . with respect to notes denominated in euro, any date that is a business day in The City of New York that is designated as a euro settlement day by the Euro Banking Association in Paris or otherwise generally regarded in the euro interbank market as a day on which payments in euro are made.

   "Business day", when used with respect to any place, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that place are authorized or obligated by law to close.

   "London business day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

   Interest determination dates. The interest rate that takes effect on an interest reset date will be determined by reference to a particular date called the "interest determination date" as follows:

  . for a commercial paper rate note, for a prime rate note, for a CD rate note, for a federal funds rate note and for a CMT rate note, the second market day preceding the interest reset date;

  . for a LIBOR note, the second London business day preceding the interest reset date; and

  . for a treasury rate note, the day of the week in which the interest reset date falls on which treasury bills would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, that Friday will be the interest determination date for the interest reset date occurring in the next succeeding week. If an auction date falls on any interest reset date for a treasury rate note, then that interest reset date will instead be the first market day immediately following that auction date.

   Calculation dates. As described in the preceding paragraph, the interest rate that takes effect on a particular interest reset date is to be determined by reference to the corresponding interest determination date. However, the interest rate will actually be determined on the "calculation date". The calculation date will be the earlier of the following:

  . the tenth calendar day after the interest determination date or, if that tenth calendar day is not a market day, the next succeeding market day; and

  . the market day immediately preceding the interest payment date or the maturity date, whichever is the day on which the next payment of interest will be due.

   Calculation of interest. The calculation agent for any floating rate notes will be specified in the applicable pricing supplement.

   For each floating rate note, the calculation agent will determine, on the corresponding calculation date, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period--that is, from and including the original issue date, or the last date to which interest has been paid or duly provided for, to but excluding the payment date. For each interest period, the amount of accrued interest will be calculated by multiplying the face amount of the floating rate note by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal. Unless otherwise specified in your note and the applicable pricing supplement, the interest factor for each day will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360, in the case of commercial paper rate notes, prime rate notes, LIBOR notes, CD rate notes and federal funds rate notes, or by the actual number of days in the year, in the case of treasury rate notes and CMT rate notes. The interest rate factor for notes to which two or more interest rate formulas apply will be calculated in each period in the same manner as if only the lowest or highest formula or the average of the formulas applied, as described in the applicable pricing supplement.

   Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect, and, if determined, the interest rate that will become effective on the next interest reset date, for that note. The calculation agent's determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

   All percentages resulting from any calculation relating to a note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655)
and 9.876544% (or .09876544) will be rounded to 9.87654% (or .0987654). All
U.S. dollar amounts used in or resulting from these calculations will be rounded to the nearest cent or, in the case of notes denominated in a specified currency other than U.S. dollars, to the nearest unit. Amounts of one-half cent, or five one-thousandths of a unit, or more will be rounded upward.

   We describe below the methods for determining interest rates of the various floating rate notes we may offer.

   Commercial paper rate notes. Commercial paper rate notes will bear interest at the interest rates, calculated with reference to the commercial paper rate and the spread or spread multiplier, if any, and will be payable on the dates, specified on the face of the commercial paper rate note and in the applicable pricing supplement.

   Unless otherwise indicated in the applicable pricing supplement, commercial paper rate means, with respect to any interest reset date, the money market yield, calculated as described in the second paragraph after this one, of the annual rate, quoted on a bank discount basis, for the relevant interest determination date for commercial paper having the specified index maturity as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System, which we call "H.15(519)", under the heading "Commercial Paper--Non-financial".

   If the commercial paper rate cannot be determined as described above, then the rate will be determined in accordance with the following procedures:

  . If that rate is not published before 3:00 P.M., New York City time, on the relevant calculation date, then the commercial paper rate with respect to the relevant interest reset date will be the money market yield of that rate on the relevant interest determination date for commercial paper having the specified "index maturity" as available through the worldwide web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h.15/ update, or any successor site or publication of the Board of Governors of the Federal Reserve System, which we call "H.15 daily update", under the heading "Commercial Paper--Non-financial". "Index maturity" means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement. An index maturity of one month or three months will be deemed to be equivalent to an index maturity of 30 days or 90 days, as the case may be.

  . If by 3:00 P.M., New York City time, on the relevant calculation date that rate is not yet published in either H.15(519) or H.15 daily update, the calculation agent will calculate the commercial paper rate with respect to that interest reset date, and that rate will be the money market yield of the arithmetic mean of the offered annual rates, as of 11:00 A.M., New York City time, on that interest determination date, of three leading dealers of commercial paper in The City of New York selected by the calculation agent for commercial paper of the specified index maturity placed for an industrial issuer whose senior unsecured bond rating is "AA", or the equivalent, from a nationally recognized rating agency. These three dealers may include one or more of the agents named on the cover of this prospectus supplement or their affiliates.

  . If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the commercial paper rate with respect to that interest reset date will be the commercial paper rate in effect on that interest determination date or, if that interest determination date is the first interest determination date, the initial interest rate.

   When we say "money market yield", we mean a yield, expressed as a percentage, calculated in accordance with the following formula:

                                        360 x D
                                     -------------
        money market yield = 100 x   360 - (D x M)



   In the above formula, "D" refers to the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the period from the interest reset date to but excluding the next interest reset date, or the maturity, redemption or repayment date, as appropriate.

   Prime rate notes. Prime rate notes will bear interest at the interest rates, calculated with reference to the prime rate and the spread or spread multiplier, if any, and will be payable on the dates, specified on the face of the prime rate note and in the applicable pricing supplement.

   Unless otherwise indicated in the applicable pricing supplement, prime rate means, with respect to any interest reset date, the rate stated for the relevant interest determination date in H.15(519) under the heading "Bank Prime Loan" or any successor heading.

   If the prime rate cannot be determined as described above, the rate will be determined in accordance with the following procedures:

  . If that rate is not published before 9:00 A.M., New York City time, on the related calculation date, then the prime rate will be the rate on the relevant interest determination date as published in the H.15 daily update opposite the caption "Bank Prime Loan".

  . If that rate is not published before 3:00 P.M., New York City time, on the relevant determination date in either H.15(519) or the H.15 daily update, then the prime rate with respect to that interest reset date will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the "Reuters Screen USPRIME1 Page" as that bank's prime rate or base lending rate as in effect for that interest determination date. The "Reuters Screen USPRIME1 Page" is the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service, or any successor service, or any other page that may replace the USPRIME1 page on that service or any successor service for the purpose of displaying prime rates or base lending rates of major United States banks.

  . If fewer than four rates as described in the preceding bullet point appear on the Reuters Screen USPRIME1 Page for that interest determination date, the prime rate with respect to that interest reset date will be the arithmetic mean of the prime rates or base lending rates, quoted on the basis of the actual number of days in the year divided by a 360-day year, as of the close of business on that interest determination date by four major money center banks in The City of New York selected by the calculation agent. These banks may include affiliates of the agents named on the cover of this prospectus supplement.

  . If fewer than four quotations as described in the preceding bullet point are so provided, then the prime rate will be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on that interest determination date as furnished in The City of New York by the major money center banks, if any, that have provided quotations of this kind and by a reasonable number of substitute banks or trust companies organized and doing business under the laws of the United States or of any state of the United States, which have equity capital of at least $500 million and are supervised by federal or state authority and are selected by the calculation agent to provide this rate or rates. These banks or trust companies may include affiliates of the agents named on the cover of this prospectus supplement.

  . If the banks selected by the calculation agent are not quoting as mentioned above, the prime rate will be the prime rate in effect on that interest determination date or, if the interest determination date is the first interest determination date, the initial interest rate.

   LIBOR notes. LIBOR notes will bear interest at the interest rates, calculated with reference to the London interbank offered rate, which we call "LIBOR", and the spread or spread multiplier, if any, and will be payable on the dates, specified on the face of the LIBOR note and in the applicable pricing supplement.

   Unless otherwise indicated in the applicable pricing supplement, the calculation agent will determine LIBOR with respect to any interest reset date in accordance with the following provisions:

   With respect to any interest determination date, LIBOR will be:

  . If "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates, or the offered rate if the designated LIBOR page, as defined in the second paragraph after this one, by its terms provides only for a single rate, for deposits in the index currency, as defined in the third paragraph after this one, having the index maturity specified in the pricing supplement, commencing on the applicable interest reset date, that appear or appears on the designated LIBOR page as of 11:00 A.M., London time, on that interest determination date, or

  . If "LIBOR Telerate" is specified in the applicable pricing supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method of calculating LIBOR, the rate for deposits in the index currency having the index maturity specified in the pricing supplement, commencing on the relevant interest reset date, that appears on the designated LIBOR page as of 11:00 A.M., London time, on that interest determination date.

  . If fewer than two offered rates as described in the preceding bullet point appear, or if no rate of this kind appears, as applicable, LIBOR on that interest determination date will be determined in accordance with the provisions described below.

   With respect to an interest determination date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the designated LIBOR page as described above:

  . The calculation agent will request the principal London office of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in the index currency for the period of the index maturity designated in the applicable pricing supplement, commencing on the interest reset date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that interest determination date and in a principal amount that is representative for a single transaction in the index currency in that market at that time.

  . If at least two quotations as described in the preceding bullet point are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations.

  . If fewer than two quotations are so provided, LIBOR determined on that interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M. in the applicable principal financial center, as defined in the third paragraph after this one, on that interest determination date by three major banks in that principal financial center selected by the calculation agent for loans in the index currency to leading European banks, having the index maturity designated in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the index currency in that market at that time. These banks may include affiliates of the agents named on the cover of this prospectus supplement.

  . If the banks so selected by the calculation agent are not quoting as mentioned in the preceding bullet point, LIBOR determined on that interest determination date will be LIBOR in effect on that interest determination date or, if that interest determination date is the first interest determination date, the initial interest rate.

   When we say "designated LIBOR page", we mean:

  . if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service on the page specified in the pricing supplement, or any successor service or page, for the purpose of displaying the London interbank rates of major banks for the applicable index currency; or

  . if "LIBOR Telerate" is specified in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on the Bridge Telerate, Inc., or any successor service, on page 3750 if the U.S. dollar is the index currency or with respect to any other index currency, on the page specified in the pricing supplement, or any successor service or page, for the purpose of displaying the London interbank rates of major banks for the applicable index currency.

   When we say "index currency", we mean the currency, including composite currencies, specified in the applicable pricing supplement as the currency for which LIBOR will be calculated. If no currency is specified in the applicable pricing supplement, the index currency will be United States dollars.

   When we say "principal financial center", we mean the capital city of the country issuing the currency or composite currency in which any payment on the relevant notes is to be made or, solely with respect to the calculation of LIBOR, the index currency. However, the principal financial center will be The City of New York with respect to U.S. dollars, Sydney with respect to Australian dollars, Toronto with respect to Canadian dollars, Frankfurt with respect to Deutsche marks, Milan with respect to Italian lira, Zurich with respect to Swiss francs, Amsterdam with respect to Dutch guilders, London with respect to Portuguese escudos, Johannesburg with respect to South African rand and Luxembourg with respect to euros.

   Treasury rate notes. Treasury rate notes will bear interest at the interest rates, calculated with reference to the treasury rate and the spread or spread multiplier, if any, and will be payable on the dates specified on the face of the treasury rate note and in the applicable pricing supplement.

   Unless otherwise indicated in the applicable pricing supplement, treasury rate means, with respect to any interest determination date, the rate from the most recent auction of direct obligations of the United States, which we call "treasury bills", having the index maturity specified in the pricing supplement as that rate appears on either the Telerate Page 56 or the Telerate Page 57 under the heading "AVGE INVEST YIELD".

   If the treasury rate cannot be determined as described above, then that rate will be determined in accordance with the following procedures:

  . If that rate is not so published by 3:00 P.M., New York City time, on the relevant calculation date, the auction average rate, expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, for that auction as otherwise announced by the United States Department of the Treasury.

  . If the results of that auction of treasury bills having the specified index maturity are not published or reported as provided above by 3:00 P.M., New York City time, on that calculation date, or if no auction of treasury bills having the specified index maturity is held during that week, then the treasury rate will be calculated by the calculation agent and will be a yield to maturity, expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on that interest determination date, of three leading primary United States government securities dealers in The City of New York selected by the calculation agent for the issue of treasury bills with a remaining maturity closest to the specified index maturity. These dealers may include one or more of the agents named on the cover of this prospectus supplement or their affiliates.

  . If fewer than three dealers selected as described in the preceding bullet point by the calculation agent are quoting as mentioned above, the treasury rate with respect to that interest reset date will be the treasury rate in effect on that interest determination date or, if that interest determination date is the first interest determination date, the initial interest rate.

   CD rate notes. CD rate notes will bear interest at the interest rates, calculated with reference to the CD rate and the spread or spread multiplier, if any, and will be payable on the dates, specified on the face of the CD rate note and in the applicable pricing supplement.

   Unless otherwise indicated in the applicable pricing supplement, CD rate means, with respect to any interest reset date, the rate for the relevant interest determination date for negotiable certificates of deposit having the specified index maturity as published in H.15(519) under the heading "CDs (Secondary Market)", or any successor heading.

   If the CD rate cannot be determined as described above, then that rate will be determined in accordance with the following procedures:

  . If that rate is not published before 3:00 P.M., New York City time, on the relevant calculation date, then the CD rate with respect to the relevant interest reset date will be the rate on that interest determination date for negotiable U.S. dollar certificates of deposit having the specified index maturity as published in H.15 daily update under the heading "CDs (secondary market)", or any successor heading.

  . If by 3:00 P.M., New York City time, on that calculation date that rate is not published in either H.15(519) or H.15 daily update, the CD rate with respect to that interest reset date will be calculated by the calculation agent and will be the arithmetic mean of the secondary market offered rates, as of 10:00 A.M., New York City time, on that interest determination date, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the calculation agent for negotiable certificates of deposit of major United States money center banks of the highest credit standing, in the market for negotiable U.S. dollar certificates of deposit, with a remaining maturity closest to the specified index maturity in an amount that is representative for a single transaction in that market at that time. These dealers may include one or more of the agents named on the cover of this prospectus supplement or their affiliates.

  . If fewer than three dealers selected as mentioned above by the calculation agent are quoting as mentioned in the preceding bullet point, the CD rate with respect to that interest reset date will be the CD rate in effect on that interest determination date or, if that interest determination date is the first interest determination date, the initial interest rate.

   Federal funds rate notes. Federal funds rate notes will bear interest at the interest rates, calculated with reference to the federal funds rate and the spread or spread multiplier, if any, and will be payable on the dates, specified on the face of the federal funds rate note and in the applicable pricing supplement.

   Unless otherwise indicated in the applicable pricing supplement, federal funds rate means, with respect to any interest reset date, the rate on the relevant interest determination date for federal funds having the index maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "Federal Funds (Effective)", or any successor heading.

   If the federal funds rate cannot be determined as described above, then that rate will be determined in accordance with the following procedures:

  . If that rate is not published by 9:00 A.M., New York City time, on the relevant calculation date, then the federal funds rate with respect to that interest reset date will be the rate on that interest determination date as published in H.15 daily update under the heading "Federal funds (effective)", or any successor heading.

  . If by 3:00 P.M., New York City time, on that calculation date that rate is not published in either H.15(519) or H.15 daily update, the federal funds rate with respect to that interest reset date will be calculated by the calculation agent and will be the arithmetic mean of the rates as of 9:00 A.M., New York City time, on that interest determination date for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in The City of New York selected by the calculation agent . These brokers may include one or more of the agents named on the cover of this prospectus supplement or their affiliates.

  . If fewer than three brokers selected as mentioned above by the calculation agent are quoting as mentioned in the preceding bullet point, the federal funds rate with respect to that interest reset date will be the federal funds rate in effect on that interest determination date or, if that interest determination date is the first interest determination date, the initial interest rate.

   CMT rate notes. CMT rate notes will bear interest at the interest rates, calculated with reference to the CMT rate and the spread and/or spread multiplier, if any, and will be payable on the dates specified on the face of the CMT rate note and in the applicable pricing supplement.

   Unless otherwise specified in the applicable pricing supplement, CMT rate means, with respect to any interest reset date, the rate displayed on the "designated CMT Telerate page", as defined in the second paragraph after this one, under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 p.m.", or any successor caption, under the column for the "designated CMT maturity index", as defined in the third paragraph after this one, for:

  . if the designated CMT Telerate page is 7055, the rate on the related interest determination date; and

  . if the designated CMT Telerate page is 7052, the week or the month, as specified in the applicable pricing supplement, ended immediately preceding the week or month, as applicable, in which the related interest determination date occurs.

   If the CMT rate cannot be determined as described above, then that rate will be determined in accordance with the following procedures:

  . If that rate is no longer displayed on the relevant page, or is not displayed before 3:00 P.M., New York City time, on the relevant calculation date, then the CMT rate with respect to that interest determination date will be that treasury constant maturity rate for the designated CMT maturity index as published in the relevant H.15(519).

  . If that rate is no longer published, or is not published by 3:00 P.M., New York City time, on that calculation date, then the CMT rate for that interest determination date will be that treasury constant maturity rate for the designated CMT maturity index, or other United States Treasury rate for the designated CMT maturity index, for the interest determination date with respect to that interest reset date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the designated CMT Telerate page and published in the relevant H.15(519).

  . If that information is not provided by 3:00 P.M., New York City time, on the related calculation date, then the CMT rate for the interest determination date will be calculated by the calculation agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the interest determination date reported, according to their written records, by three leading primary United States government securities dealers, which we call "reference dealers", in The City of New York selected by the calculation agent for the most recently issued direct noncallable fixed rate obligations of the United States, which we call "treasury notes", with an original maturity of approximately the designated CMT maturity index and a remaining term to maturity of not less than the designated CMT maturity index minus one year.

  . If the calculation agent cannot obtain three treasury notes quotations as described in the preceding bullet point, the CMT rate for that interest determination date will be calculated by the calculation agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the interest determination date of three reference dealers in The City of New York, for treasury notes with an original maturity of the number of years that is the next highest to the designated CMT maturity index and a remaining term to maturity closest to the designated CMT maturity index and in an amount of at least $100,000,000.

  . The three reference dealers referred to in the two preceding bullet points will be selected from five reference dealers in The City of New York selected by the calculation agent and eliminating the highest quotation, or, if there is equality, one of the highest, and the lowest quotation, or, if there is equality, one of the lowest. The reference dealers may include one or more of the agents named on the cover of this prospectus supplement or their affiliates.

  . If three or four, and not five, of the reference dealers are quoting as described above, then the CMT rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of the quotes will be eliminated.

  . If fewer than three reference dealers selected by the calculation agent are quoting as described above, the CMT rate will be the CMT rate in effect on that interest determination date or, if the interest determination date is the first interest determination date, the initial interest rate.

  . If two treasury notes with an original maturity as described above have remaining terms to maturity equally close to the designated CMT maturity index, the quotes for the treasury note with the shorter remaining term to maturity will be used.

   When we say "designated CMT Telerate page", we mean the display on the Dow Jones Telerate Service, or any successor service, on the page designated in the applicable pricing supplement for the purpose of displaying treasury constant maturities as reported in H.15(519), or any successor page. If no page of this kind is specified in the applicable pricing supplement, the designated CMT Telerate page will be 7052, for the most recent week.

   When we say "designated CMT maturity index", we mean the original period to maturity of the U.S. Treasury securities specified in the applicable pricing supplement with respect to which the CMT rate will be calculated, which will be either 1, 2, 3, 5, 7, 10, 20 or 30 years. If no maturity is specified in the applicable pricing supplement, the designated CMT maturity index will be two years.

                       PAYMENT OF PRINCIPAL AND INTEREST

   In addition to the descriptions in this subsection, you should read carefully the subsection entitled "Description of Debt Securities--Book-Entry System" in the prospectus for information about general procedures that we may follow in making payments to you.

   Interest and, in the case of amortizing notes, principal will be payable to the registered holder at the close of business on the regular record date next preceding each interest payment date. However, interest payable at maturity, redemption or repayment will be payable to the registered holder to whom principal will be payable. In the case of a global note, that registered holder will be the depositary or its nominee. The first payment of interest and in the case of amortizing notes, principal, on any note originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner on that next succeeding regular record date.

   Unless otherwise indicated in the applicable pricing supplement, the "regular record date" means:

  . with respect to any floating rate note, the date 15 calendar days before each interest payment date, whether or not that date is a market day, and

  . with respect to any fixed rate note, the January 15 or July 15 next preceding each interest payment date, whether or not that date is a market day.

Payment dates

   Interest payment dates. Unless otherwise indicated in the applicable pricing supplement and except as provided below, interest will be payable on the dates specified below, which we call "interest payment dates":


  . in the case of floating rate notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as indicated in the applicable pricing supplement;

  . in the case of floating rate notes that reset quarterly, on the third
    Wednesday of March, June, September and December of each year;

  . in the case of floating rate notes that reset semi-annually, on the third
    Wednesday of the two months of each year specified in the applicable pricing supplement; and

  . in the case of floating rate notes that reset annually, on the third
    Wednesday of the month specified in the applicable pricing supplement.

   In each case, interest will also be payable at maturity, redemption or repayment.

   Payments of interest on any fixed rate note or floating rate note with respect to any interest payment date will include interest accrued to but excluding that interest payment date or date of maturity, redemption or repayment, as the case may be.

   Adjustments to payment dates. The following are some special cases where, absent the following adjustments, a payment date would fall on a day that is not a market day or business day:

  . If an interest payment date, other than at maturity, redemption or repayment, with respect to any floating rate note would otherwise fall on a day that is not a market day for that note, that interest payment date will be the next succeeding market day for the note and interest will accrue to that market day, or, in the case of a LIBOR note, if that day falls in the next calendar month, the next preceding market day.

   We have made efforts to identify any Year 2000 compliance problems in our existing systems, and to make available to our customers who have purchased such systems software revisions or plug-ins correcting any Year

2000 problems. Nevertheless, these customers may assert claims against us alleging that our systems should have been Year 2000 compliant at the time of purchase, which could result in costly litigation and divert our management's attention. We have agreed to indemnify our customers in some circumstances against liability arising from Year 2000-related defects in our systems.

  . If the maturity date, or date of redemption or repayment, of any floating rate note falls on a day that is not a market day, the required payment of principal, premium, if any, and interest will be made on the next succeeding market day, or, in the case of a LIBOR note, if that day falls in the next calendar month, the next preceding market day, as if made on the date the payment was due. No interest will accrue on the payment for the period from and after the maturity date, or date of redemption or repayment, to the date of the payment on the next succeeding market day.

  . If any interest payment date or the maturity date, or the date of redemption or repayment, of a fixed rate note falls on a day that is not a business day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding business day as if made on the date the payment was due. No interest will accrue on the payment for the period from and after the interest payment date or the maturity date, or date of redemption or repayment, as the case may be, to the date of the payment on the next succeeding business day.

How we will make payments on global notes

   We will make payments on a global note in accordance with the applicable policies of the depositary as in effect from time to time. Currently, the depositary is The Depository Trust Company, New York, New York, which we call "DTC". Under the depositary's policies, we will pay directly to the depositary or its nominee, and not to any indirect beneficial owners who own beneficial interests in the global note. We will do this by making the funds available to the trustee on any interest payment date or at maturity or upon a redemption or repayment date. As soon as possible after that, the trustee will make the payments to the depositary, and the depositary will allocate and make the payments to the beneficial owners of the notes in accordance with its existing procedures. An indirect beneficial owner's right to receive those payments will be governed by the rules and practices of the depositary and the banks or brokers through which the indirect beneficial owner holds a beneficial interest in the note. Neither we nor the trustee have any responsibility or liability for payments by the depositary or the banks or brokers.

   Street name and other indirect beneficial owners should consult their banks or brokers for information on how they will receive payments.

   We understand that, under DTC's current practice, DTC elects to have all payments on a global note for which it is the depositary made in U.S. dollars, regardless of the specified currency for the payment, unless notified by a bank or broker participating in its book-entry system, through which an indirect beneficial owner's beneficial interest in the global note may be held, that it elects to receive payment in the specified currency.

   Unless otherwise specified in the applicable pricing supplement, an indirect beneficial owner of a book-entry note denominated in a currency other than U.S. dollars may elect to receive all or part of the payments on that note in that other currency, provided that the following steps have been properly followed and completed by all parties involved:

  . The indirect beneficial owner must notify the bank or broker, through which its interest is held, of its election. If the election is with respect to any interest payment, the notification must be made on or before the applicable record date. If the election is with respect to any payment of principal or premium, the notification must be made on or before the 15th day before the maturity, redemption or repayment date, as the case may be.

  . The bank or broker must then notify the depositary of the indirect beneficial owner's election on or before the third business day after the record date or after that 15th day.

  . The depositary must then notify the trustee of the election on or before the fifth business day after the record date or that 15th day.

   In addition, in the case of imposition of exchange controls or any other circumstances beyond our control, we may pay in U.S. dollars the payments due in other currencies. See the subsection entitled "--Currency exchange controls" on the next page for information about procedures applicable to payments under these circumstances.

   Indirect beneficial owners who own beneficial interests in a global note denominated in a currency other than U.S. dollars should consult their banks or brokers for information on how to request payment in the specified currency.

How we will make payments on certificated notes

   Payments due in U.S. dollars. If you hold a certificated note, and the interest, principal or any premium due on the note at maturity or upon redemption or repayment is due in U.S. dollars, we will make that payment to you in immediately available funds when you surrender the note at the corporate trust office of the trustee in Atlanta, Georgia. You must present the note to the paying agent in time for the paying agent to make any payments in accordance with its normal procedures.

   If an interest payment due in U.S. dollars on a certificated note is due other than at maturity or upon earlier redemption or repayment, we will make the payment by check mailed to the address of the person entitled to the payment as it appears in the security register. Alternatively, we may wire transfer the payment to an account as may have been appropriately designated by that person.

   Payments due in other currencies. Unless otherwise specified in the applicable pricing supplement, payments of interest with respect to any certificated note to be made in a specified currency other than U.S. dollars will be made by check mailed to the address of the holder of the note as that address appears in our security register. All checks payable in a specified currency other than U.S. dollars will be drawn on a bank located outside the United States. Payments at maturity of principal and premium, if any, with respect to any certificated note to be made in a specified currency other than U.S. dollars will be made by wire transfer in immediately available funds to any account requested by the holder, provided that the account is with a bank located in the country issuing the specified currency, or with respect to notes denominated in euros, in the City of Brussels. To designate an account for wire payment, the holder must give the paying agent appropriate wire instructions at least 15 days before maturity. In the case of payment of principal, premium, if any, and any interest due at maturity, you must surrender the certificated note to the paying agent in time for the paying agent to make the payments in accordance with its normal procedures.

   You must designate the account by filing the appropriate information with the trustee at its corporate trust office in Atlanta, Georgia. Any instructions, once properly given, will remain in effect unless and until you properly give new instructions in the manner described above.

   We will pay any administrative costs imposed by banks for making payments by wire transfer, but holders of the notes must bear any tax, assessment or governmental charge imposed upon the payments.

   Payments due with respect to notes denominated in other currencies will be made in U.S. dollars unless the holder requests otherwise

   We are required to pay interest, principal and premium, if any, on notes in the specified currency of the notes. Unless otherwise specified in the applicable pricing supplement, however, any payment due on a note denominated in a specified currency other than U.S. dollars will be converted by the exchange rate agent specified in the applicable pricing supplement to U.S. dollars for payment to holders.

   Conversion to U.S. dollars. When we are required to make payments to a holder in U.S. dollars of an amount due from us in another currency, either on a global note or a certificated note as described above, we will determine the U.S. dollar amount the holder receives as follows. The exchange rate agent will request currency bid quotations from three recognized foreign exchange dealers in The City of New York on the second business day before the payment due date, for purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on the relevant payment date. One of these three dealers may be the exchange rate agent or an agent listed on the cover of this prospectus supplement. The currency bid quotations will be requested on an aggregate basis, for all holders scheduled to receive U.S. dollar payments of amounts payable on the same date in the same specified currency. Each quoting dealer must commit to executing a contract. The U.S. dollar amount the holder receives will be based on the highest currency bid quotation received by the exchange rate agent as of 11:00 A.M, New York City time, on the date of quotation. If the exchange rate agent determines that three currency bid quotations are not available on the second business day, the payment will be made in the specified currency. A holder that receives payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

   Currency exchange controls. If we are obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency is not available due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligation by making the payment in U.S. dollars on the basis of the most recently available noon buying rate in The City of New York for cable transfers of the specified currency. The foregoing will apply to any note, whether in global or certificated form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in a manner described above will not constitute an event of default under the indenture.

   All determinations referred to above made by the exchange rate agent will be at its sole discretion, except to the extent expressly provided in this prospectus supplement or in the applicable pricing supplement that any determination requires our approval. In the absence of manifest error, the exchange rate agent's determination will be conclusive for all purposes and binding on holders of the notes and us, and the exchange rate agent will have no liability for its determinations.

                               BOOK-ENTRY SYSTEM

   Unless we specify differently in the pricing supplement relating to your note, your note will be issued in book-entry form and represented by a global note or notes. You should read the subsection "Description of Debt Securities--Book-Entry System" in the prospectus for general information about this type of arrangement and your rights under this type of arrangement.

   Upon issuance, all book-entry notes of the same series bearing interest, if any, at the same rate or under the same formula, having the same date of issuance, redemption or repayment provisions, if any, specified currency, stated maturity and other terms will be represented by a single global note. Each global note representing book-entry notes will be deposited with, or on behalf of, the depositary, and will be registered in the name of the depositary or its nominee.

   Upon the issuance of a global note, the depositary for the global note will credit the accounts of persons held with it with the respective principal or face amount of the book-entry notes represented by the global note. These accounts will be designated initially by the agents through which the notes were sold, or by us if the notes are offered and sold directly by us. Ownership of beneficial interests in a global note will be limited to those financial institutions that have accounts with the depositary or persons that may hold interests through them. Ownership of beneficial interests by participants in a global note will be shown on records maintained by the depositary or records maintained by those participants, and the transfer of that ownership interest will be effected only through those records.

   Payment of principal of and any premium and interest on book-entry notes represented by any global note will be made to the depositary or its nominee, as the sole registered owner and the sole holder of the notes. Neither we, the trustee nor any of our agents will have any responsibility or liability for any aspect of the depositary's records relating to beneficial ownership interests in the global notes, for payments made on account of these beneficial ownership interests or for maintaining, supervising or reviewing any of the depositary's records relating to these beneficial ownership interests.

   The depositary has advised us that upon receipt of any payment on any global note, the depositary will immediately credit, on its book-entry registration and transfer system, the accounts of the participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of the global note as shown on the records of the depositary. Payments by these participants to owners of beneficial interests in a global note held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in street name, and will be the sole responsibility of these participants.

   No global note may be exchanged in whole or in part for notes registered in the name of any person other than the depositary for the global note or any nominee of the depositary, and no transfer of a global note in whole or in part may be registered in the name of any person other than the depositary or any nominee of the depositary, unless:

  . the depositary has notified us that it is unwilling or unable to continue as depositary for the global note or has ceased to be a clearing agency registered under the Securities Exchange Act of 1934,

  . if we in our sole discretion determine under the indenture that the global note will be so exchangeable or transferable,

  . any event will have occurred and be continuing which, after notice or lapse of time or both, would become an event of default with respect to the securities of the series of which the global note is a part, or

  . there will exist the circumstances, if any, in addition to or in lieu of those described above that may be described in the applicable pricing supplement.

   Any global note that is exchangeable as described in the preceding paragraph will be exchangeable for certificated notes issuable in denominations of $1,000 and integral multiples of $1,000 and registered in the names that the depositary holding the global note will direct. These certificated notes will be registered in the names of the owners of the beneficial interests as identified by the depositary's relevant participants. Except as described above, the global note is not exchangeable, except for a global note of like denomination to be registered in the name of the depositary or its nominee.

   The laws of some jurisdictions require that some kinds of purchasers of securities take physical delivery of the securities in definitive form. The limits described above and laws of the kind described in the preceding sentence may impair the ability to transfer beneficial interests in a global note.

   The indenture provides that the holder of the notes, which will be the depositary in the case of book-entry notes, may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take the action, and they would authorize beneficial owners owning through them to give or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

About DTC

   DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Securities Exchange Act of 1934. The depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in these securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depositary's participants include securities brokers and dealers, including the agents named on the cover of this prospectus supplement, banks, trust companies, clearing corporations, and other organizations. Some of the participants and/or their representatives own the depositary. Access to the depositary's book-entry system is also available to others, including banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                        RISKS RELATING TO INDEXED NOTES

   In addition to potential foreign currency risks as described below under "Foreign currency risks", an investment in indexed notes presents significant risks not associated with other types of securities. If we issue indexed notes, we will describe relevant risks associated with any particular indexed note more fully in the applicable pricing supplement. Indexed notes may present a high level of risk, and you may lose your entire investment if you purchase indexed notes.

   The treatment of indexed notes for United States federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed note. Accordingly, you should, in general, be capable of independently evaluating the federal income tax consequences applicable in your particular circumstances of purchasing an indexed note.

Loss of principal or interest

   The principal amount of an indexed note payable at maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to one or more of the following indices:

  . currencies, including baskets of currencies;

  . commodities, including baskets of commodities;

  . securities, including baskets of securities; or

  . any other index.

   The direction and magnitude of the change in the value of the relevant index will determine either the principal amount of an indexed note payable at maturity or the amount of interest payable on an interest payment date or both. The terms of a particular indexed note may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Accordingly, if you invest in an indexed note, you may lose all or a portion of the principal invested in an indexed note and may receive no interest on the note.

   Additionally, if the formula used to determine the amount of principal and any premium or any interest payable with respect to the notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index will be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of these currencies, commodities or interest rate indices during the term of any note.

Volatility

   Some currencies, commodities and securities indices are highly volatile. The expected principal amount payable at maturity of an indexed note based on a volatile index or the interest rate on an indexed note of this kind may vary substantially from time to time. Because the principal amount payable at the maturity of an indexed note or the interest payable on the note is generally calculated based on the value of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the indexed note may be adversely affected by a fluctuation in the level of the relevant index.

   The volatility of an index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these could adversely affect the value of an indexed note.

Availability and composition of indices

   Some indices reference several different currencies, commodities, securities or other financial instruments. The compiler of an index of this kind typically reserves the right to alter the composition of the index and the manner in which the value of the index is calculated. An alteration of this kind may result in a decrease in the value of or return on an indexed note which is linked to that index.

   An index may become unavailable due to various factors including war, natural disasters, cessation of publication of the index, or suspension of or disruption in trading in the currency or currencies, commodity or commodities, security or securities or other financial instrument or instruments comprising or underlying the index. If an index becomes unavailable, the determination of principal of or interest on an indexed note may be delayed or an alternative method may be used to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that the alternative methods of valuation will produce values identical to those which would be produced were the relevant index to be used. An alternative method of valuation may result in a decrease in the value of or return on an indexed note.

   Indexed notes may be linked to indices which are not commonly utilized or have been recently developed. The lack of a trading history may make it difficult to anticipate the volatility or other risks applicable to an indexed note of this kind. In addition, there may be less trading in these indices or the instruments underlying these indices, which could increase the volatility of these indices and decrease the value of or return on indexed notes relating to these indices.

Credit ratings

   The credit ratings assigned to our medium-term note program are a reflection of our credit status and do not reflect the impact of the factors discussed above on the market value of indexed notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in indexed notes.

                            FOREIGN CURRENCY RISKS

   With respect to any note denominated in other than U.S. dollars, the applicable pricing supplement will include a currency supplement on the applicable specified currency. The currency supplement will include information with respect to any applicable current foreign exchange controls. The pricing supplement, the currency supplement and the relevant historical exchange rates for the specified currency will constitute a part of this prospectus supplement. This information concerning exchange rates is furnished as a matter of information only. You should not regard this information as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

   This prospectus supplement and the attached prospectus and pricing supplement do not describe all the risks of an investment in the notes denominated in other than U.S. dollars. You should consult your own financial and legal advisors about the risks of an investment in the notes denominated in a currency, including any composite currency, other than U.S. dollars. If you are unsophisticated with respect to foreign currency transactions, these notes are not an appropriate investment for you.

   The information in this prospectus supplement applies to you only if you are a United States resident. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States, with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and interest on the notes. If you are not a United States resident, you should consult your own financial and legal advisors with regard to these matters.

Exchange rates and exchange controls

   If you invest in notes that are denominated in other than U.S. dollars, significant risks that are not associated with a similar investment in a security denominated in U.S. dollars may apply to your investment. These risks include, for example, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. These risks depend on economic and political events over which we have no control, including economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and some foreign currencies have been highly volatile, and volatility of this kind may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any note. Depreciation of the specified currency other than U.S. dollars against the U.S. dollar would result in a decrease in the effective yield of the note below its coupon rate, and could result in a loss to you on a U.S. dollar basis.

   Governments have imposed from time to time and may in the future impose exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at a note's maturity. Even if there are no actual exchange controls, the specified currency for any particular note might not be available at the note's maturity. In that event, we will repay in U.S. dollars on the basis of the most recently available noon buying rate in The City of New York for cable transfers for the specified currency. See "Description of notes we may offer--Payment of principal and interest" for a discussion of these payment procedures.

   Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. Accordingly, payments on notes made in a specified currency other than U.S. dollars are likely to be made from an account with a bank located in the country issuing the specified currency. For notes denominated in euros, these payments will be made from an euro account. See "Description of notes we may offer--Payment of principal and interest" for a discussion of these payment procedures.

   Unless otherwise specified in the applicable pricing supplement, notes denominated in other than U.S. dollars will not be sold in, or to residents of, the country issuing the specified currency in which particular notes are denominated.

Governing law and judgments

   The notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on the notes were commenced in a court in the United States, it is likely that the court would grant judgment relating to the notes only in U.S. dollars. It is not clear, however, whether, in granting judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. New York statutory law provides, however, that a court will render a judgment in the foreign currency of the underlying obligations and that the judgment will be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment.

                        UNITED STATES FEDERAL TAXATION

   In the opinion of Davis Polk & Wardwell, tax counsel to the Company, the following summary describes the material United States federal income tax consequences of ownership and disposition of the notes to an initial holder purchasing a note at its "Issue Price," that is, the first price to the public at which a substantial amount of the notes in an issue is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and Treasury Regulations in effect as of the date hereof, including regulations (the "OID Regulations") concerning the treatment of debt instruments issued with original issue discount ("OID"), and interpretations of the foregoing, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, tax-exempt organizations, dealers in securities or foreign currencies, U.S. Holders (as defined below) whose functional currency (as defined in Code Section 985) is not the U.S. dollar, persons holding notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction, traders in securities that elect to mark to market, holders liable for alternative minimum tax or persons who have ceased to be United States citizens or to be taxed as resident aliens. Moreover, the summary deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of ownership of notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable Pricing Supplement. Prospective investors should consult their tax advisers with regard to the application of United States federal tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

   "U.S. Holder" means a beneficial owner of a note that is, for United States federal income tax purposes, (i) a citizen or resident of the United States,
(ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or
(iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

   "Non-U.S. Holder" means a beneficial owner of a note that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

U.S. Holders

 Payments of Interest.

   Interest paid on a note will generally be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for federal income tax purposes. Under the OID Regulations, all payments of interest on a note that matures one year or less from its date of issuance will be taxed in the manner described below under "--Original Issue Discount." Special rules governing the treatment of interest paid with respect to Original Issue Discount Notes (as defined below), certain Floating Rate Notes and Indexed Notes and Foreign Currency Notes (as defined below), are described under "--Original Issue Discount" and "--Foreign Currency Notes" below.

 Original Issue Discount.

   A note that has an Issue Price that is less than the note's stated redemption price at maturity will generally be considered to have been issued at an original issue discount for federal income tax purposes (a "Discount Note"). The stated redemption price at maturity of a note will equal the sum of all payments required with respect to the note other than payments of "qualified stated interest." "Qualified stated interest" is stated interest unconditionally payable as a series of payments in cash or property (other than debt instruments of the Issuer) at least annually during the entire term of the note and determined by reference to the outstanding principal balance of the note multiplied by a single fixed rate of interest. In addition, stated interest on Floating Rate Notes providing for one or more qualified floating rates of interest, a single fixed rate and one or more qualified floating rates, an objective rate, or a single fixed rate and a single objective rate that is a qualified inverse floating rate (all as defined below) will generally constitute qualified stated interest if such stated interest is unconditionally payable at least annually during the term of the note at a rate that is considered to be a single qualified floating rate or a single objective rate (provided such rates are set at a "current value" of that rate) under the following rules.

   A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of borrowed funds in the currency in which a Floating Rate Note is denominated. Unless otherwise indicated in the applicable Pricing Supplement, the CD Rate, CMT Rate, Commercial Paper Rate, Federal Funds Rate, LIBOR, Prime Rate and Treasury Rate will constitute qualified floating rates. If a Floating Rate Note provides for two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate. An "objective rate" is generally a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information but that is not within the control of or unique to the circumstances of the Issuer or a party related to the Issuer (such as dividends, profits or the value of the Issuer's stock). If interest on a debt instrument is stated at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate. Two or more rates will be conclusively presumed to meet the requirements of the preceding sentences if the values of the applicable rates on the issue date are within 1/4 of 1% of each other.

   In general, if a Floating Rate Note provides for stated interest at a single qualified floating rate or objective rate, all stated interest on the note is qualified stated interest and the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the note. Special tax considerations (including possible OID) may arise with respect to Floating Rate Notes providing for (i) one base rate followed by one or more base rates, (ii) a single fixed rate followed by a qualified floating rate or
(iii) a Spread Multiplier. Prospective U.S. Holders of Floating Rate Notes with any of such features should carefully examine the applicable Pricing Supplement since the tax consequences will depend, in part, on the particular terms of the note. Special rules may apply if a Floating Rate Note bears interest at an objective rate and it is reasonably expected that the average value of the rate during the first half of the note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the note's term. Special rules may also apply if a Floating Rate Note is subject to a cap, floor, governor or similar restriction that is not fixed throughout the term of the note and is reasonably expected as of the issue date to cause the yield on the note to be significantly less or more than the expected yield determined without the restriction.

   The OID Regulations address, among other things, the accrual of OID on, and the character of gain realized on the sale, exchange or retirement of, debt instruments providing for contingent payments. Prospective U.S. Holders of Indexed Notes, Amortizing Notes, Renewable Notes or Floating Rate Notes providing for contingent payments (including notes providing for optional redemption or repayment or notes whose Stated Maturity may be extended at the option of the Company) should refer to the discussion regarding taxation in the applicable Pricing Supplement which will describe additional tax considerations, if any, relevant to the ownership and disposition of such notes. U.S. Holders of Indexed Notes, with respect to which the indexed item is one or more foreign currencies, currency units or composite currencies should carefully examine the Applicable Pricing Supplement and consent with their tax advisers as to the federal income tax consequences of the ownership and disposition of such notes.

   If the difference between a note's stated redemption price at maturity and its Issue Price is a de minimis amount, i.e., less than 1/4 of 1% of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the note will not be considered to have OID. U.S. Holders of notes with a de minimis amount of OID will generally include this amount in income, as capital gain, on a pro rata basis as principal payments are made on the notes.

   A U.S. Holder of Discount Notes will be required to include any qualified stated interest payments in income in accordance with the U.S. Holder's method of accounting for federal income tax purposes. U.S. Holders of Discount Notes that mature more than one year from their date of issuance will be required to include OID in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest.

   Under the OID Regulations, a note that matures one year or less from its date of issuance will be treated as a "short-term Discount Note." All payments of interest on a short-term Discount Note will be included in its stated redemption price at maturity. In general, a cash method U.S. Holder of a short-term Discount Note will recognize ordinary interest income at the time interest is received by such holder, but will not be required to accrue OID for United States federal income tax purposes unless it elects to do so. U.S. Holders who make such an election, U.S. Holders who report income for federal income tax purposes on the accrual method and certain other U.S. Holders, including banks, dealers in securities, regulated investment companies, common trust funds, and certain pass-through entities, are required to include OID in income on short-term Discount Notes as it accrues on a straight-line basis, unless an election is made to accrue the OID according to a constant yield method based on daily compounding. In the case of a U.S. Holder who is not required and does not elect to include OID in income currently, any gain realized on the sale, exchange or retirement of the short-term Discount Note will be ordinary income to the extent of the OID accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding), reduced by any interest received, through the date of sale, exchange or retirement. In addition, such Holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term Discount Notes in an amount not exceeding the deferred interest income, until such deferred interest income is recognized.

   Under the OID Regulations, a U.S. Holder may make an election (the "Constant Yield Election") to include in gross income all interest that accrues on a note (including stated interest, OID, de minimis OID and unstated interest, as adjusted by any amortizable bond premium (defined below) in accordance with a constant yield method based on the compounding of interest).

 Pre-Issuance Accrued Interest.

   If (i) a portion of the initial purchase price of a note is attributable to pre-issuance accrued interest, (ii) the first stated interest payment on the note is to be made within one year of the note's issue date and (iii) the payment will equal or exceed the amount of pre-issuance accrued interest, then the U.S. Holder may elect to decrease the issue price of the note by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the note.

 Redemption.

   Certain of the notes may be redeemed prior to maturity. Notes containing such a feature may be subject to rules that differ from the general rules discussed above. Purchasers of notes with such a feature should carefully examine the applicable Pricing Supplement to determine if the notes are subject to such different rules.

 Sale, Exchange or Retirement.

   Upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between such Holder's adjusted tax basis in the note and the amount realized (excluding any amounts attributable to unpaid qualified stated interest accrued between interest payment dates, which will be includible in income as interest in accordance with the U.S. Holder's method of accounting) on the sale, exchange or retirement. A U.S. Holder's adjusted tax basis in a note will generally equal the cost of the note to such Holder, increased by the amounts of any OID and any income attributable to de minimis OID previously includible in income by the U.S. Holder and reduced by any principal payments received by the U.S. Holder, any amortizable bond premium used to offset qualified stated interest and, in the case of an Original Issue Discount Note, by the amounts of any other payments that do not constitute qualified stated interest (as defined above).

   Subject to the discussion under "--Foreign Currency Notes" below, gain or loss recognized on the sale, exchange or retirement of a note that is not an Indexed Note or a Floating Rate Note that provides for contingent payments will be capital gain or loss (except, in the case of a short-term Discount Note, to the extent of any OID not previously included in the U.S. Holder's taxable income). See "--Discount Notes" above. Prospective investors should consult their tax advisers regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain taxpayers who are individuals) and losses (the deductibility of which is subject to limitations).

 Amortizable Bond Premium.

   If a U.S. Holder purchases a note for an amount that is greater than the amount payable at maturity, the U.S. Holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to such excess, and may elect to amortize such premium over the remaining term of the note, based on the U.S. Holder's yield to maturity with respect to the note as determined under the bond premium rules. A U.S. Holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in the U.S. Holder's income with respect to the note in that accrual period. Under the regulations, if the amortizable bond premium allocable to an accrual period exceeds the amount of qualified stated interest allocable to such accrual period, such excess would be allowed as a deduction for such accrual period, but only to the extent of the U.S. Holder's prior interest inclusions on the note. Any excess is generally carried forward and allocable to the next accrual period. A Holder who elects to amortize bond premium must reduce his tax basis in the note as described above under "Sale, Exchange or Retirement." An election to amortize bond premium applies to all taxable debt obligations held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired and may be revoked only with the consent of the Internal Revenue Service (the "IRS"). The regulations provide limited automatic consent for a U.S. Holder to change its method of accounting for bond premium to the constant yield method if the change is made for the first taxable year (by a statement on the relevant return) for which the U.S. Holder must account for a bond under the regulations.

   If a Holder makes a Constant Yield Election for a note with amortizable bond premium, the Holder will be deemed to make the election described above to amortize bond premium for all of the Holder's appertaining debt instruments with amortizable bond premium, which may be revoked only with the permission of the IRS.

 Foreign Currency Notes.

   A U.S. Holder that uses the cash method of accounting and receives a payment of interest with respect to a Foreign Currency Note (as defined above under "Description of Notes--General") in U.S. dollars will be required to include the amount of such payment in income upon receipt. A cash method U.S. Holder that receives a payment of interest on a Foreign Currency Note in a Specified Currency (other than amounts payable with respect to Original Issue Discount Notes which are not qualified stated interest), pursuant to the election described under "Description of the Notes--Foreign Currency Notes" will be required to include in income the U.S. Dollar value of the Specified Currency payment (determined on the date such payment is received), regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder's tax basis in the Specified Currency.

   To the extent that the preceding paragraph is not applicable, a U.S. Holder will be required to include in income the U.S. dollar value of the amount of interest income (including OID, but reduced by amortizable bond premium to the extent applicable) that is required to be accrued with respect to a Foreign Currency Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the current taxable year. Such U.S. Holder will recognize exchange gain or loss, if any, with respect to accrued interest income on the date such income is actually received. The amount of such exchange gain or loss will be treated as ordinary income or loss, as the case may be, and will be equal to the difference between the U.S. dollar value of the Specified Currency payment received (determined on the date such payment is received) in respect of such accrual period (or, where a U.S. Holder receives U.S. dollars, the amount of such payment in respect of such accrual period) and the U.S. dollar value of the interest income that has accrued during such accrual period (as determined above).

   A U.S. Holder may, regardless of its general accounting method, elect to translate interest income (including OID) into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, alternatively, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A U.S. Holder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.

   OID and amortizable bond premium on a Foreign Currency Note are to be determined in the relevant Specified Currency.

   Any loss realized on the sale, exchange or retirement of a Foreign Currency Note with amortizable bond premium by a U.S. Holder who has not elected to amortize such premium will be a capital loss to the extent of such bond premium. If such an election is made, amortizable bond premium taken into account under the applicable rules described above (see "--Amortizable Bond Premium") will reduce interest income in units of the relevant Specified Currency. Exchange gain or loss will be realized on such amortized bond premium with respect to any period by treating the bond premium amortized in such period as a return of principal.

   A U.S. Holder's tax basis in a Foreign Currency Note, and the amount of any subsequent adjustment to such Holder's tax basis, will be the U.S. dollar value of the Specified Currency amount paid for such Foreign Currency Note, or of the Specified Currency amount of the adjustment, determined on the date of such purchase or adjustment. A U.S. Holder who purchases a Foreign Currency Note with previously owned Specified Currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the Specified Currency and the U.S. dollar fair market value of the Foreign Currency Note on the date of purchase.

   Gain or loss realized upon the sale, exchange or retirement of a Foreign Currency Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss, which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the Specified Currency principal amount (as determined pursuant to regulations under Code
Section 988) of such note, and, for accrual method Holders or Holders of Original Issue Discount Notes (to the extent of accrued OID) of any payment with respect to accrued interest or accrued OID, determined on the date such payment is received or such note is disposed of, and (ii) the U.S. dollar value of the Specified Currency principal amount of such note, determined on the date such U.S. Holder acquired such note, and, for accrual method Holders or Holders of Discount Notes (to the extent of accrued OID), the U.S. dollar value of the accrued interest or accrued OID received, determined by translating such interest at the average exchange rate (or at a spot rate elected as described above) for the accrual period. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by a U.S. Holder on the sale, exchange or retirement of the Foreign Currency Note. The source of such foreign currency gain or loss will be determined by reference to the residence of the U.S. Holder or the "qualified business unit" of the U.S. Holder on whose books the note is properly reflected. Any gain or loss realized by the U.S. Holder upon such sale, exchange or retirement in excess of the foreign currency gain or loss described above will generally be capital gain or loss (except, in the case of a short-term Discount Note, to the extent of any OID not previously included in the U.S. Holder's income).

   A U.S. Holder will have a tax basis in any Specified Currency received on the sale, exchange or retirement of a Foreign Currency Note equal to the U.S. dollar value of such Specified Currency, determined at the time of such sale, exchange or retirement. Regulations issued under Section 988 of the Code provide a special rule for purchases and sales of publicly traded Foreign Currency Notes by a cash method taxpayer, under which units of Specified Currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual method taxpayer may elect the same treatment required of cash-method taxpayers with respect to the purchase and sale of publicly traded Foreign Currency Notes, provided the election is applied consistently. Such election cannot be changed without the consent of the IRS. Any gain or loss realized by a U.S. Holder on a sale or other disposition of Specified Currency (including its exchange for U.S. dollars or its use to purchase Foreign Currency Notes) will be ordinary income or loss.

   Under recently promulgated temporary Treasury regulations (the "Temporary Regs"), the introduction of the Euro at the start of the third stage of European Economic and Monetary Union and the subsequent use of Euros as the currency for payment of amounts in respect of the Foreign Currency Notes generally should not be treated as taxable exchange of the Foreign Currency Notes for United States federal income tax purposes.

 Backup Withholding and Information Reporting.

   Certain noncorporate U.S. Holders may be subject to information reporting and backup withholding at a rate of 31% on payments of principal, premium and interest (including OID, if any) on, and the proceeds of disposition of, a note. Backup withholding will apply only if the holder (i) fails to furnish its Taxpayer Identification Number ("TIN"), (ii) furnishes an incorrect TIN,
(iii) is notified by the IRS that it has failed to properly report payments of interest or dividends or (iv), under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest or dividend payments. U.S. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

   The amount of any backup withholding from a payment to a U.S. Holder is not an additional tax and may be allowed as a credit against such Holder's United States federal income tax liability, if any, or may entitle such Holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

   Under present United States federal tax law, and subject to the discussion below concerning backup withholding:

     (a) payments of principal, interest (including OID, if any) and premium on the notes by the Company or its paying agent to any Non-U.S. Holder will be exempt from the 30% United States federal withholding tax, provided that
  (i) such Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and (ii) the statement requirement set forth in Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below;

     (b) a Non-U.S. Holder of a note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such note, unless (i) such Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and either the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or, generally, such individual has a "tax home" in the United States or
  (ii) such gain is effectively connected with the Holder's conduct of a trade or business in the United States; and

     (c) a note held by an individual who is not, for United States estate tax purposes, a resident or citizen of the United States at the time of his death generally will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of such individual's death, payments with respect to such note would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

   The rules described in subparagraphs (a) and (c) above will not apply to contingent interest if the amount of such interest is contingent interest described in Section 871(h)(4) of the Code (generally, interest determined with reference to the profitability or similar indicia of financial performance of the Company or a related person or of the property of the Company or a related person).

   The certification requirement referred to in subparagraph (a) will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8, under penalties of perjury, that it is not a United States person and provides its name and address, and (i) such beneficial owner files under Form W-8 with the withholding agent or (ii) in the case of a note held by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business holding the note on behalf of the beneficial owner, such financial institution files with the withholding agent a statement (signed under penalties of perjury) that it has received the W-8 from the Holder and furnishes the withholding agent with a copy thereof. With respect to notes held by a foreign partnership, under current law, the Form W-8 may be provided by the foreign partnership. However, for interest (including OID) and disposition proceeds paid with respect to a note, unless the foreign partnership has entered into a withholding agreement with the IRS, a foreign partnership will be required after December 31, 1999 (and may be permitted earlier), in addition to providing an intermediary Form W-8, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements.

   If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest (including OID) on the note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a U.S. Holder. See "--U.S. Holders" above. In lieu of the certificate described in the preceding paragraph, such a Holder will be required to provide to the withholding agent a properly executed IRS Form 4224 (or, by January 1, 2000, a Form W-8) to claim an exemption from withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to such effectively connected income, subject to certain adjustments.

 Backup Withholding and Information Reporting.

   Backup withholding will not apply to payments made on a note if the certifications required by Sections 871(h) and 881(c) are received, provided that the Company or its paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

   Under current Treasury Regulations, payments on the sale, exchange or other disposition of a note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or (iv), in the case of payments made after December 31, 1999, a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

   Non-U.S. Holders of notes should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules are not an additional tax and may be allowed as a credit against such Holder's United States federal income tax liability, if any, and may entitle such Holder to a refund, provided that the required information is furnished to the IRS.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

   Salomon Smith Barney Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc., whom we call the "agents", and PBCC have entered into a distribution agreement with respect to the notes. The agents have agreed to use their reasonable best efforts to solicit purchases of the notes if PBCC satisfies the conditions specified in the distribution agreement. PBCC has the right to accept offers to purchase notes and may reject any proposed purchase of the notes. The agents may also reject any offer to purchase notes. PBCC will pay the agents a commission on any notes sold through the agents. The commission will range from 0.125% to 0.750% of the principal amount of the notes depending on the maturity of the notes, provided, however, that commissions with respect to notes with a stated maturity of more than thirty years will be negotiated between PBCC and the applicable agent at the time of sale.

   PBCC may also sell notes to the agents who will purchase the notes as principals for their own accounts. Any sale of this kind will be made at a discount equal to the discount stated on the cover page of this prospectus supplement if no other discount is agreed. Any notes the agents purchase as principal may be resold at the market price or at other prices determined by the agents at the time of resale.

   The agents may resell any notes they purchase to other brokers or dealers at a discount which may include all or part of the discount the agents received from PBCC. The agents will purchase the notes at a price equal to 100% of the principal amount less a discount. Unless otherwise stated the discount will equal the applicable commission on an agency sale of notes of the same maturity. If all the notes are not sold at the initial offering price, the agents may change the offering price and the other selling terms.

   PBCC may sell notes directly on its own behalf. No commission will be paid on any notes sold directly by PBCC. In addition, PBCC has reserved the right to accept offers to purchase notes through additional agents on substantially the same terms and conditions, including commission rates, as would apply to purchases of notes under the distribution agreement referred to above. PBCC has also reserved the right to appoint additional agents to solicit offers to purchase notes. Any additional agents will be named in the applicable pricing supplement.

   Although the final use of proceeds from any sale of the notes has not yet been determined, the proceeds might be used to pay indebtedness owed to affiliates of any agent and, if an amount in excess of 10% of the aggregate net proceeds of any sale of notes is so applied, that sale of notes will be made in accordance with Rule 2710(c)(8) of the NASD Conduct Rules.

   The agents, whether acting as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. PBCC has agreed to indemnify the several agents against liabilities, including liabilities under the Securities Act of 1933.

   The agents may sell to dealers who may resell to investors and the agents may pay all or part of the discount or commission they receive from PBCC to the dealers. These dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933.

   The notes are a new issue of securities with no established trading market and will not be listed on a securities exchange. We do not know how liquid the trading market for the notes will be.

   PBCC estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $200,000.

   Unless otherwise indicated in the applicable pricing supplement, the purchase price of the notes will be required to be paid in immediately available funds in The City of New York.

   In connection with the offering, the agents may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the agents of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

   The agents also may impose a penalty bid. This occurs when a particular agent or a broker or dealer repays to the other agents a portion of the underwriting discount received by it because the other agents have repurchased notes sold by or for the account of that agent or broker or dealer in stabilizing or short covering transactions.

   These activities by the agents may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If the agents commence these activities, the agents may discontinue these activities at any time. The agents may effect these transactions in the over-the-counter market or otherwise.

   In the ordinary course of their business, the agents and some of their affiliates have engaged in, and may in the future engage in, investment and commercial banking transactions and financial advisory services with PBCC and some of its affiliates.

                               VALIDITY OF NOTES

   The validity of the notes will be passed upon for PBCC by Stephen D. Wayne, Assistant General Counsel of PBCC, and by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, and for the agents by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004. The opinions of Mr. Wayne, Davis Polk & Wardwell and Sullivan & Cromwell will be based upon, and subject to, assumptions as to future actions required to be taken in connection with the issuance and sale of notes and as to other events which may affect the validity of notes but which cannot be ascertained on the date of the opinions.

                                    EXPERTS

   The financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 that are incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of PBCC for the year ended December 31, 1998 and the Current Report on Form 8-K of PBCC dated August 13, 1999, as filed with the SEC on August 30, 1999, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in the Current Report on Form 8-K of PBCC have been restated to give effect to discontinued operations, while those included in the Annual Report on Form 10-K of PBCC have not been so restated.

                        Pitney Bowes Credit Corporation

                                Debt Securities

                                 ------------

   Pitney Bowes Credit Corporation (the "Company" or "PBCC") from time to time may offer in one or more series its unsecured debt securities consisting of notes or debentures (the "Debt Securities") for issuance and sale at an aggregate initial offering price not to exceed $750,000,000 (or the equivalent at the time of offering in non-U.S. dollar denominated currencies or units). As used herein, Debt Securities shall include securities denominated, or whose principal is payable, in United States dollars, or, at the option of the Company, in any other currency or in composite currencies or in amounts determined by reference to an index. Debt Securities will be offered in amounts, at prices and on the terms to be determined at the time of sale and to be set forth in supplements to this Prospectus. The Company may sell Debt Securities to underwriters, to or through dealers, acting as principals for their own accounts or acting as agents, or directly to other purchasers. See "Plan of Distribution".

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ------------

   The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, denominations, maturity, interest rate or rates (which may be fixed or variable), if any, and time of payment of any such interest, terms for redemption at the option of the Company or any holders, if any, terms for sinking fund payments, if any, the initial public offering price or prices, the names of any underwriters or agents, the principal amounts, if any, to be purchased by underwriters and the compensation of such underwriters or agents and the other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered, will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement").

                                 ------------

   This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

                                 ------------

                 The date of this Prospectus is July 28, 1998.

   No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus or the Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus and the Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which they relate or an offer to sell, or a solicitation of an offer to buy, such securities to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to their respective dates.

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a website on the internet containing reports, proxy and information statements and other information regarding registrants, such as the Company, who file electronically with the Commission. Materials filed in this manner may be accessed through the website at http://www.sec.gov.

   This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Debt Securities. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   There are hereby incorporated in this Prospectus by reference the following documents which have been filed with the Commission (File No. 0-13497):

     (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     (ii) the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998; and

     (iii) the Company's Current Report on Form 8-K filed February 4, 1998.

   All documents filed with the Commission pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that any statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on written or oral request of such person, a copy of any or all of the foregoing documents which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits shall have been specifically incorporated by reference into such documents. Requests for such copies should be directed to the Secretary, Pitney Bowes Credit Corporation, 27 Waterview Drive, Shelton, Connecticut 06484, telephone (203) 922-4000.

                                  THE COMPANY

   Pitney Bowes Credit Corporation (the "Company" or "PBCC") operates primarily in the United States and is a wholly-owned subsidiary of Pitney Bowes Inc. ("PBI" or "Pitney Bowes"). The Company is principally engaged in the business of providing lease financing for PBI products as well as other financial services for the commercial and industrial and mortgage servicing markets.

   PBI, a Delaware corporation organized in 1920, is listed on the New York Stock Exchange. Headquartered in Stamford, Connecticut, PBI and its affiliates employ approximately 29,900 people throughout the United States, Europe, Canada, Australia and other countries. PBI operates within three industry segments: business equipment, business services, and commercial and industrial financing.

   The Internal Financing Division of PBCC provides marketing support to PBI. Equipment leased or financed for these Internal Division programs include mailing, paper handling and shipping equipment, scales, copiers and facsimile units. The transaction size for this equipment generally ranges from $500 to $500,000, although historically most transactions have occurred in the $1,000 to $10,000 range, with lease terms generally from 36 to 60 months. As part of the Company's focus on new business initiatives, the Company launched in August, 1996, a revolving credit product called Purchase Power(TM). This product allows Pitney Bowes customers to finance postage as well as mailing, copier and facsimile supplies. The Company earns income on balances from customers who elect to use this credit facility.

   PBCC's Capital Services (formerly the external financing division) operates in the commercial and industrial market by offering financial services to its customers for products not manufactured or sold by PBI or its subsidiaries. Sales of lease transactions are part of the Company's ongoing strategy to shift the foundation of the external large-ticket financing business from asset-based to service-based. During 1997, the Company reduced external large-ticket finance assets by approximately $1.0 billion, which represents approximately 50% of the portfolio balance before the reduction. Products financed through Capital Services large-scale financing programs include over-the-road trucks and trailers, railcars and locomotives, and high-technology equipment such as data processing and communications equipment. Transaction sizes range from $50,000 to several million dollars, with lease terms generally from 36 to 180 months. The Company's Capital Services division also participates, on a select basis, in certain other types of financial transactions including: sales of lease transactions, senior secured loans in connection with acquisition, leveraged buyout and recapitalization financings, and certain project financings.

   PBCC's Capital Services Division is also responsible for managing Pitney Bowes Real Estate Financing Corporation ("PREFCO"), a wholly-owned subsidiary of PBCC providing lease financing for commercial real estate properties. Both PBCC and Pitney Bowes provide capital for PREFCO's investments.

   Colonial Pacific Leasing Corporation ("CPLC"), a wholly-owned subsidiary of PBCC, operates in the small-ticket external market and is located in Portland, Oregon. Colonial Pacific provides lease financing services to small- and medium-sized businesses throughout the United States, marketing primarily through a nationwide network of brokers and independent lessors. Transaction size ranges from $2,000 to $2 million, with lease terms generally from 24 to 72 months.

   Atlantic Mortgage & Investment Corporation ("AMIC"), a wholly-owned subsidiary of PBCC, located in Jacksonville, Florida, specializes in servicing residential first mortgages for a fee. AMIC does not generally hold or assume the credit risk on mortgages it services. In return for a servicing fee, AMIC provides billing services and collects principal, interest, and tax and insurance escrow payments for mortgage investors such as the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Government National Mortgage Association and private investors. AMIC originates mortgages on a select basis and sells originated mortgages in the secondary market after a short holding period.

   Financial Structures Limited ("FSL"), located in Bermuda, is a wholly-owned subsidiary of PBCC through its intermediate subsidiary, FSL Holdings, Inc. FSL, together with its affiliate, Financial Structures Insurance Company, provides residual value insurance to unaffiliated third parties, including manufacturers, financial institutions and leasing companies involved in financing transactions. FSL mitigates its residual risk by diversifying its portfolio by both asset type and maturity date.

   Substantially all lease financing is done through full payout leases or security agreements whereby PBCC recovers its costs plus a return on investment over the initial, noncancellable term of the contract. The Company has also entered into a limited amount of leveraged and operating lease structures.

   Pursuant to an Amended and Restated Finance Agreement (the "Finance Agreement") dated June 12, 1995, between PBI and PBCC, PBI has agreed to retain, directly or indirectly, ownership of the majority of the outstanding shares of capital stock of the Company having voting power in the election of directors, to make payments, if necessary, to enable the Company to maintain a ratio of income available for fixed charges to fixed charges of 1.25 to 1 as of the end of each fiscal quarter, and to provide or cause to be provided funds sufficient to make timely payment of any principal, interest or premium in respect of any of the Company's indebtedness for borrowed money that has the benefit of the Finance Agreement if the Company is unable to make such payment. The Finance Agreement may not be amended, in any material respect, or terminated while the Company has any series of Debt Securities or any series of other debt outstanding that is, by its express terms, entitled to the provisions of the Finance Agreement unless at least two nationally recognized statistical rating agencies that have been rating such series of debt, confirm that their ratings for such series of debt will not be downgraded as a result or the holders of at least a majority of the outstanding principal amount of such series of debt have consented in writing. See "Description of Debt Securities--Certain Restrictions--Finance Agreement".

   PBCC, incorporated in Delaware in 1976, began business in 1977. Its executive offices are located at 27 Waterview Drive, Shelton, Connecticut 06484, telephone (203) 922-4000.


                      USE OF PROCEEDS AND FUNDING POLICY

   Except as may be set forth in the Prospectus Supplement, the Company intends to use the net proceeds from the sales of the Debt Securities to repay short-term debt, to acquire finance contracts, to reduce or retire from time to time other indebtedness and for other general corporate purposes including possible acquisitions. The precise amount and timing of sales of the Debt Securities will be dependent on the level of finance contracts acquired by the Company, market conditions and the availability and cost of other funds to the Company.

                      RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth the ratio of the Company's earnings to fixed charges, for the periods indicated:

                              Years Ended December 31,
            ----------------------------------------------------------------
            1997           1996           1995           1994           1993
            ----           ----           ----           ----           ----
            2.39           2.31           2.14           2.43           2.37

   For the purpose of computing the ratio of earnings to fixed charges, earnings have been calculated by adding to earnings before income taxes the amount of fixed charges. Fixed charges consist of interest on debt and a portion of net rental expense deemed to represent interest.

                        DESCRIPTION OF DEBT SECURITIES

   The following description sets forth certain general terms and provisions of the Indenture under which the Debt Securities are to be issued. The Debt Securities may be issued from time to time in one or more series. The particular terms of each issue of the Debt Securities (the "Offered Debt Securities") offered by any Prospectus Supplement and the extent, if any, to which the general provisions of the Indenture may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

   Offered Debt Securities are to be issued under an Indenture (the "Indenture"), between the Company and SunTrust Bank, Atlanta, as Trustee. A copy of the form of Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The statements under this caption relating to the Debt Securities and the Indenture are summaries and do not purport to be complete. Such summaries make use of terms defined in the Indenture and are qualified in their entirety by express reference to provisions of the Indenture (including definitions therein of certain terms) and the cited provisions thereof, the form of which is filed as an exhibit to the Registration Statement or otherwise incorporated by reference herein. The term "Securities" as used under this caption, refers to all Securities which may be issued under the Indenture and includes the Debt Securities. All section references appearing herein are to sections of the Indenture.

General

   The Debt Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured unsubordinated indebtedness of the Company. As of the date of this Prospectus, no Securities have been issued under the Indenture. The Indenture does not limit the aggregate principal amount of Securities which may be issued thereunder and provides that Securities may be issued thereunder from time to time in one or more series.

   Reference is made to the applicable Prospectus Supplement for the following terms of and information relating to the Offered Debt Securities: (i) the title of the Offered Debt Securities; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) the price or prices at which the Offered Debt Securities will be issued; (iv) the date or dates on which principal of, and any premium on, the Offered Debt Securities will be payable; (v) the rate or rates (which may be fixed or variable) at which the Offered Debt Securities shall bear interest, if any, or the method by which such rate or rates shall be determined, the basis on which such interest, if any, shall be calculated if other than a 360-day year consisting of twelve 30-day months, the date or dates from which such interest, if any, will accrue and on which such interest, if any, will be payable and the related record dates; (vi) if other than the offices of the Trustee, the place where the principal of, and any premium and interest on, the Offered Debt Securities will be payable; (vii) any redemption, repayment or sinking fund provisions;
(viii) if other than denominations of $1,000 or multiples thereof, the denominations in which the Offered Debt Securities will be issuable; (ix) if other than the principal amount thereof, the portion of the principal amount due upon acceleration; (x) if other than U.S. dollars, the currency or currencies or currency unit or currency units in which the Offered Debt Securities will be denominated and in which principal of, and premium, if any, and interest, if any, on, the Offered Debt Securities will or may be payable; (xi) any index or formula used to determine the amount of payments of principal of and any premium and interest on the Offered Debt Securities; (xii) the terms and conditions, if any, pursuant to which the Offered Debt Securities may be converted or exchanged for other securities of the Company or any other person; (xiii) whether the Offered Debt Securities shall be issued in the form of one or more Global Securities (as defined in "Book-Entry System"); (xiv) the identity of any trustees, depositaries, authenticating or paying agents, transfer agents or registrars with respect to the Offered Debt Securities and (xv) any other specific terms of the Offered Debt Securities not inconsistent with the Indenture. (Section 3.01)

   Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities are to be issued as registered securities without coupons in denominations of $1,000 and any integral multiple of $1,000. (Section 3.02) No service charge will be made for any transfer or exchange of such Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.05)

   Securities may be issued under the Indenture as Original Issue Discount Securities to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other consideration applicable to Offered Debt Securities will be described in the Prospectus Supplement relating thereto. (Section 3.01)

Certain Definitions

   The term "Consolidated Net Tangible Assets" means as of any particular time the aggregate amount of assets after deducting therefrom (a) all current liabilities (excluding any such liability that by its terms is extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) all goodwill, excess of cost over assets acquired, patents, copyrights, trademarks, trade names, unamortized debt discount and expense and other like intangibles, all as shown in the most recent consolidated financial statements of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles.

   The term "Secured Debt" means indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or encumbrance on any property of any character of the Company or any Subsidiary.

   The term "Subsidiary" means (i) with respect to the Company, any corporation of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries, and (ii) with respect to PBI, any corporation of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by PBI or by one or more other Subsidiaries, or by PBI and one or more other Subsidiaries. For the purposes of such definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

   The term "Wholly-owned Subsidiary" means any Subsidiary of which, at the time of determination, all of the outstanding voting stock (other than directors' qualifying shares) is owned by the Company or PBI, as the case may be, directly and/or indirectly. For purposes of this definition, "voting stock" has the same meaning as under the definition of "Subsidiary".

   The term "U.S. Government Obligations" means securities which are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such

U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt. (Section 1.01)

Certain Restrictions

   Finance Agreement. The Indenture provides that the Company (1) will observe and perform in all material respects all covenants or agreements of the Company contained in the Finance Agreement; and (2) will not waive compliance under, amend in any material respect or terminate the Finance Agreement; provided, however, that the Finance Agreement may be amended if such amendments would not have a material adverse effect on the holders of any outstanding Securities of any series or if the holders of at least the majority in principal amount of the outstanding Securities of each series so affected shall waive compliance with the provisions of the relevant Section of the Indenture insofar as it relates to such amendment. (Section 10.06)

   Restrictions on Creation of Secured Debt. The Company will not create, assume or guarantee any Secured Debt and will not permit any Subsidiary to create, assume, or guarantee any Secured Debt without, in any such case, making, or causing such Subsidiary to make, effective provision for securing the Securities (and, if the Company shall so determine, any other indebtedness of or guaranteed by the Company or such Subsidiary), equally and ratably with such Secured Debt.

   This covenant will not apply to debt secured by (i) certain mortgages, pledges, liens, security interests or encumbrances in connection with the acquisition, construction or improvement of any fixed asset or other physical or real property by the Company or any Subsidiary, (ii) mortgages, pledges, liens, security interests or encumbrances on property existing at the time of acquisition thereof, whether or not assumed by the Company or any Subsidiary,
(iii) mortgages, pledges, liens, security interests or encumbrances on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or any Subsidiary, or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to the Company or any Subsidiary,
(iv) mortgages, including mortgages, pledges, liens, security interests or encumbrances, on property of the Company or any Subsidiary in favor of the United States of America, any State thereof, or any other country, or any agency, instrumentality or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such mortgages, (v) certain extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of any mortgage, pledge, lien or encumbrance referred to in the foregoing clauses (i) to (iv), inclusive, (vi) any mortgage, pledge, lien, security interest or encumbrance securing indebtedness owing by the Company to one or more Wholly-owned Subsidiaries, (vii) any lien, chattel mortgage, security agreement, and other title retention agreement on tangible personal property, resulting from the Company, any Subsidiary, or an owner-trustee representing either of the foregoing acquiring or agreeing to acquire the same property for substantially concurrent leasing or financing to third parties in Leveraged Leases (as defined), or Partnerships (as defined), (viii) any liens to secure non-recourse obligations in connection with the Company's or a Subsidiary's engaging in Leveraged Lease or single-investor lease transactions or sales of chattel paper in the ordinary course of business or (ix) any lien, mortgage, pledge, security agreement, interest or encumbrance securing indebtedness resulting from any financing transaction entered into in the ordinary course of the Company's business involving the sale of Company receivables, consisting of loan and/or lease obligations owed to the Company, to any Subsidiary or any special purpose entity formed for the sole purpose of effecting such financing and which applies only to such Subsidiary or special purpose entity and its assets.

   Notwithstanding the above, the Company may, without securing the Debt Securities, create, assume or guarantee Secured Debt which would otherwise be subject to the forgoing restrictions, provided that, after giving effect thereto, the aggregate amount of all Secured Debt then outstanding (not including Secured Debt permitted under the foregoing exceptions) at such time does not exceed 10% of Consolidated Net Tangible Assets. (Sections 1.01 and 10.07)

Restrictions on Consolidation, Merger, Conveyance, Transfer or Lease

   The Indenture provides that no consolidation or merger of the Company with or into any other Person and no conveyance, transfer or lease of its property substantially as an entirety to another Person may be made (1) unless (i) the surviving corporation or acquiring Person shall be a corporation organized and existing under the laws of the United States of America, any State thereof, or the District of Columbia and shall expressly assume the payment of principal and any premium and interest on all the Securities and the performance of every covenant in the Indenture; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time would become an Event of Default, shall have happened and be continuing;
(iii) if, as a result thereof, any assets of the Company would become subject to a mortgage or other encumbrance which is not expressly permitted by the Indenture (see "Certain Restrictions--Restrictions on Creation of Secured Debt") unless all the outstanding Securities are secured by a lien upon such assets equal with (or prior to) that of the indebtedness secured by such mortgage or encumbrance; and (iv) the Company has delivered the required Officers' Certificate and Opinion of Counsel to the Trustee. (Section 8.01)

The Trustee

   The Indenture contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment or claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. (Section 6.13)

   SunTrust Bank, Atlanta, the Trustee under the Indenture, maintains a banking relationship with the Company.

Book-Entry System

   If so specified in the applicable Prospectus Supplement, the Offered Debt Securities may be represented by one or more certificates in global form (each a "Global Security"). Each Global Security will be deposited with, or on behalf of, a depositary, which, unless otherwise specified in the applicable Prospectus Supplement, will be The Depository Trust Company ("DTC"), New York, New York (including any successor depositary appointed by the Company, the "Depositary"). The Global Securities will be registered in the name of the Depositary or its nominee.

   DTC has advised the Company that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or representatives of which) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

   Upon the issuance of a Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of participants. The accounts to be credited will be designated by the underwriters, dealers or agents, if any, or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in certificated form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

   So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such Global Security will not be entitled to have the Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificates representing the Debt Securities and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

   Payment of principal of, and any premium and interest on, Debt Securities represented by a Global Security will be made by the Company through the Trustee or a paying agent (which may also be the Trustee) to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Security representing such Debt Securities. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Offered Debt Securities are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes. Consequently, none of the Company, the Trustee, any paying agent or registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   The Company expects that the Depositary or its nominee, as the case may be, upon receipt of any payment of principal, premium or interest in respect of a Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

   A Global Security may not be transferred except as a whole by the Depositary to its nominee or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or its nominee to a successor of the Depositary or a nominee of such successor. If the Depositary for a Global Security is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Debt Securities in certificated form in exchange for all of the Global Securities representing such Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities represented by one or more Global Securities and, in such event, will issue Debt Securities in certificated form in exchange for all of the Global Securities representing such Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may on terms acceptable to the Company and the Depositary receive Debt Securities of such series in certificated form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in certificated form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (Section 3.05).

Events of Default and Notices Thereof

   The following events are defined in the Indenture as "Events of Default" with respect to Securities of any series: (a) failure to pay principal of or premium, if any, on any Security of that series when due; (b) failure to pay any interest on any Security of that series when due, continued for 30 days;
(c) failure to deposit any sinking fund payment, when due, in respect of any Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Securities other than that series), continued for 90 days after written notice given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the Outstanding Securities of each series affected thereby; (e) certain events in bankruptcy, insolvency or reorganization of the Company; and
(f) any other Event of Default provided with respect to Securities of such series. (Section 5.01)

   If an Event of Default under clause (a), (b), (c), (d) or (f) above with respect to Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the holders of at least 25% in principal amount of the Outstanding Securities of each such series voting separately, in the case of clause (a), (b), (c) or (f), or of all such series affected thereby, voting as one class, in the case of (d) above, may declare the principal amount (or, if the Securities of any such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series) of all Securities of such series to be due and payable immediately. If an Event of Default under clause (d) (if all series of Securities are affected thereby) or (e) above shall occur and be continuing, either the Trustee or the holders of at least 25% in principal amount of all of the Outstanding Securities may declare the principal amount (or, if the Securities of any series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series) of all Outstanding Securities to be due and payable immediately. Under certain circumstances the holders of a majority in aggregate principal amount of Outstanding Securities of such series may rescind or annul such declaration and its consequences. (Section 5.02) In the event the Company takes the necessary action to enable it to omit to comply with certain covenants of the Indenture as described under "Defeasance of Certain Covenants" and the Securities are declared due and payable because of the occurrence of an Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Securities at the time of the acceleration resulting from such Event of Default. (Section 10.08) However, the Company shall remain liable for such payments.

   Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to the principal amount of such Original Issue Discount Securities due on acceleration upon the occurrence of an Event of Default and the continuation thereof.

   The Indenture provides that the Trustee, within 90 days after the occurrence of a default with respect to any series of Securities shall give to the holders of Securities of that series, notice of all uncured defaults known to it (the term default to mean the Events of Default specified above without grace periods), provided that, except in the case of default in the payment of principal of (or premium, if any) or any interest, or sinking fund installment, if any, on any Security, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of Securities. (Section 6.02)

   The Company will be required to furnish to the Trustee annually a certificate by certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the fulfillment of any of its obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default. (Section 10.09)

   The holders of a majority in principal amount of the Outstanding Securities of any series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Securities of such series, and, in certain circumstances, the holders of not less than a majority in aggregate principal amount of Outstanding Securities of any series (voting as a separate class) or the holders of not less than a majority in aggregate principal amount of Outstanding Securities of all Series (voting as a class), may waive certain defaults. (Sections 5.12 and 5.13)

   The Indenture provides that in case an Event of Default has occurred and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 6.01) Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 6.03)

Modification of the Indenture

   Modifications and amendments of the Indenture may be made by the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Outstanding Securities issued under the Indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without the consent of each Holder of each such Outstanding Security affected thereby, (1) change the stated maturity date of the principal of (or premium, if any) or any installment of interest, if any, on any such Security; (2) reduce the principal amount of (or premium, if any) or the interest, if any, on any such Security or the principal amount due upon acceleration of an Original Issue Discount Security;
(3) change the place or currency of payment of principal (or premium, if any) or interest, if any, on any such Security; (4) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Security; (5) reduce the above-stated percentage of holders of Securities necessary to modify or amend the Indenture; or (6) modify the foregoing requirements or reduce the percentage of holders of Outstanding Securities necessary to waive compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 9.02)

Defeasance and Discharge

   The Indenture provides that with respect to the Securities of a certain series, unless otherwise specified, the Company will be discharged from any and all obligations in respect of such Securities (except for certain obligations to register the transfer or exchange of Securities, to replace stolen, lost or mutilated Securities, to maintain paying agencies and hold monies for payment in trust) upon the deposit with the Trustee, in trust, of money and/or U.S. Government obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and any interest on and any mandatory sinking fund payments in respect of such Securities on the Stated Maturity of such payments in accordance with the terms of the Indenture and such Securities. Such a trust may only be established if the Company has delivered to the Trustee an Opinion of Counsel acceptable to the Trustee (who may be counsel to the Company) to the effect that, among other things, establishment of the trust would not cause the Securities of any such series listed on any nationally-recognized securities exchange to be de-listed as a result thereof and, if designated with respect to the Securities of such series, the Company has received from or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to holders of such Securities. (Section 4.02) The designation of such provisions, Federal income tax consequences and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

Defeasance of Certain Covenants

   The Indenture provides that with respect to the Securities of a certain series, unless otherwise specified, the Company may omit to comply with certain restrictive covenants described in Sections 10.06 (Maintenance of Finance Agreement) and 10.07 (Restriction on Creation of Secured Debt) of the Indenture and with any other negative or restrictive covenant of the Company (other than those contained in the Indenture) applicable to the Securities of any series if the Company deposits with the Trustee money and/or U.S. Government Obligations (as defined) which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay principal (and premium, if any) and any interest on and any mandatory sinking fund payments in respect of such Securities on the stated maturity of such payments in accordance with the terms of the Indenture and such Securities. The obligations of the Company under the Indenture other than with respect to the covenants referred to above shall remain in full force and effect. If specified with respect to the Securities of such series, the Company will also be required to deliver to the Trustee an Opinion of Counsel (who may be counsel to the Company) to the effect that the deposit and related covenant defeasance will not be deemed, or result in, a taxable event with respect to holders of the Securities. (Section 10.08) The designation of such provisions, Federal income tax consequences and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

Concerning the Trustee

   Unless otherwise specified in the applicable Prospectus Supplement, SunTrust Bank, Atlanta, is the Trustee, paying agent and registrar under the Indenture.

Governing Law

   The Indenture and the Debt Securities will be governed by the laws of the State of New York.

                             PLAN OF DISTRIBUTION

   The Company may sell Debt Securities to one or more underwriters for public offering and sale by them or may sell Debt Securities to investors directly or through agents. The Prospectus Supplement with respect to any Offered Debt Securities will set forth the terms of the offering of such Offered Debt Securities, including the name or names of any underwriters or agents, the purchase price of the Offered Debt Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Offered Debt Securities may be listed.

   If underwriters are used in a sale of any Debt Securities, such Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public through underwriting syndicates represented by managing underwriters. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Debt Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   The Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Debt Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

   If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

   Agents and underwriters may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Certain agents and underwriters, including their affiliates, may be customers of, have engaged or will engage in transactions with, or have performed or will perform services for, the Company in the ordinary course of business. The agents and the underwriters, including their affiliates, have and will receive fees and commissions from the Company for these services.

   Each issue of Offered Debt Securities will be a new issue of securities with no established trading market. Any underwriters to whom Offered Debt Securities are sold by the Company for public offering and sale may make a market in such Offered Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Debt Securities.

                          VALIDITY OF DEBT SECURITIES

   The validity of the Debt Securities will be passed upon for the Company by Christian D. Hughes, Vice President, Secretary and General Counsel of the Company and by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, and, unless otherwise indicated in a Prospectus Supplement relating to Offered Debt Securities, for the underwriters or agents by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004.

                                    EXPERTS

   The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Pitney Bowes Credit Corporation for the year ended December 31, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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                                  $500,000,000

                        Pitney Bowes Credit Corporation

                               Medium-Term Notes,
                                    Series D

                                 ------------

                             PROSPECTUS SUPPLEMENT

                                 ------------

                              Salomon Smith Barney
                         Banc of America Securities LLC
                            Bear, Stearns & Co. Inc.
                               J.P. Morgan & Co.

                                August 30, 1999

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